As filed with the Securities and Exchange Commission on December 21, 2006.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
(Amendment No. ___)

ACCELERIZE NEW MEDIA, INC.
(Name of Small Business Issuer in Its Charter)

DELAWARE	7371	20-3858769
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6477 HIGHWAY 93 SOUTH
SUITE 303
WHITEFISH, MONTANA 59937
(406) 892-2161

(Address and Telephone Number of Principal Executive Offices)

MR. BRIAN ROSS
ACCELERIZE NEW MEDIA, INC.
6477 HIGHWAY 93 SOUTH
SUITE 303
WHITEFISH, MONTANA 59937
(406) 892-2161

(Name, Address and Telephone Number of Agent For Service)

with a copy to:
J. TRUMAN BIDWELL, JR.
SULLIVAN & WORCESTER LLP
1290 AVENUE OF THE AMERICAS
NEW YORK, NY 10104
Telephone: (212) 660-3032
Telecopier: (212) 660-3031

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	9,140,027 (2)	$0.15	$1,371,004	$146.70
Common Stock, par value $.001 per share	5,400,000 (3)	$0.15	$810,000	$86.67
Common Stock, par value $.001 per share	936,492 (4)	$0.15	$140,474	$15.03
Common Stock, par value $.001 per share	1,350,000 (5)	$0.15	$202,500	$21.67
Total	16,826,519		$2,523,478	$270.07

All shares of common stock being registered hereunder are being offered by selling stockholders of Accelerize New Media, Inc.

(1) Offering price computed in accordance with Rule 457(c). The price of $0.15 is a fixed price at which the selling stockholders identified herein may sell their shares until the Registrant's common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(2) Represents 5,500,000 shares of common stock, par value $.001 per share issued in January 2006 to consultants for services rendered; 3,500,000 shares of Common Stock par value $.001 per share purchased by accredited investors in a private placement offering conducted on January 2006 at a price of $0.10 per share for an aggregate purchase price of $350,000 (the “Common Stock Offering”); and 140,027 shares of Common Stock par value $.001 per share issued to holders of the Series A Convertible Preferred Stock as dividends.

(3) Represents shares of Common Stock issuable upon conversion of shares of 10% Series A Convertible Preferred Stock, par value $.001 per share, purchased in a private placement offering conducted in August 2006 and October 2006 at a price of $0.15 per share of Preferred Stock for an aggregate purchase price of $810,000 (the “Preferred Stock Offering”)

(4) Represents a good faith estimate of the number of shares of Common Stock to be received by the holders as pay-in-kind, or PIK dividend in connection with their ownership of 10% Series A Convertible Preferred Stock during the period between September 1, 2006 and August 31, 2008.

(5) Represents shares of Common Stock underlying warrants purchased in the Preferred Stock Offering, which warrants are exercisable at a price of $0.15 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2006

PROSPECTUS

ACCELERIZE NEW MEDIA, INC.

16,826,519 SHARES OF COMMON STOCK

This prospectus relates to periodic offers and sales of 16,826,519 shares of common stock by the selling security holders, which consists of:

•	9,140,027 shares of common stock which are presently outstanding;

•	5,400,000 shares of common stock underlying our 10% Series A Convertible Preferred Stock, and issueable upon conversion;

•	936,492 shares of common stock to be received by holders of the 10% Series A Convertible Preferred Stock as dividends; and

•	Up to 1,350,000 shares of common stock underlying warrants.

We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established by them. There are no minimum purchase requirements. Prices will fluctuate based on the demand for the shares of common stock. Our common stock is not yet publicly traded. An application will be filed for the public trading of our common stock on the OTC Bulletin Board following the effectiveness of the registration statement of which this prospectus forms a part.

For a description of the plan of distribution of these shares, please see page 46 of this prospectus.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about the risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is   , 2006.

PROSPECTUS SUMMARY

Our Company

We offer a comprehensive online media solution for clients to reach their target audience on the internet. We provide lead generation and customer acquisition solutions via our network of financial, news and social networking portals, and also through real simple syndication, or RSS feeds, blogs, targeted e-mail, banners, search engine optimization, and purchase of key words. We primarily make money by charging vendors to place advertisements that are accessed through this network. When users take specified actions as a result of clicking through these ads go into our network, we receive a fee. We also provide our content to companies in a variety of formats including re-branded portals, investor relations pages, and RSS feeds. In December 2006 we entered into an agreement to acquire substantially all assets of The Debt Reduction Group, or TDRG, a Delaware limited liability company. TDRG primarily provides sales and marketing support for debt settlement solutions offered by debt settlement agencies to consumers in the United States. The acquisition is subject to customary closing conditions and we expect to close in January 1, 2007.

Accelerize New Media, Inc. owns and operates a large network of consumer-based portals, microsites and landing pages with an extensive portfolio of domains to drive high-end, highly relevant leads to our advertisers. Our web properties are the primary source for our lead generation and social networking traffic. The websites are designed to connect and/or “point” to each other with the goal of keeping the user within our network. The longer the user stays within the network, the more valuable that user becomes to potential advertisers.

We were incorporated on November 22, 2005 under the laws of the State of Delaware, through the combination of the business operations of EDGAR Index and MapGui, both of which had operated since 2001 as private entities owned by our current management team. Prior to our incorporation, we operated as a sole proprietorship doing business as Accelerize New Media.

Financial Information

For the nine months ended September 30, 2006, the company reported a net loss of approximately $1.9 million. Our revenues may not be adequate to fund future operations. See “Management Discussion and Analysis or Plan of Operation - Going Concern.”

Our Contact Information and Website

Our principal executive offices are located at 6477 Highway 93 South, Suite 303, Whitefish, Montana 59937. Our telephone number at this location is (406) 892-2161. Our corporate website is www.accelerizenewmedia.com. The information which appears on our web site is not part of this prospectus.

When used in this prospectus, the terms “Accelerize”, “the company”, “we”, “our”, and “us” refers to Accelerize New Media, Inc., a Delaware corporation.

The Offering

Securities Offered
16,826,519 shares of common stock, $.001 par value, consisting of: 9,140,027 shares of common stock $.001 par value per share; 5,400,000 shares of common stock, underlying our 10% Series A Convertible Preferred Stock; Up to 936,492 shares of common stock to be received as dividend on our preferred stock; and 1,350,000 shares of common stock underlying warrants.

Common Stock Outstanding
19,140,027 shares as of December 21, 2006, not including 5,400,000 shares underlying the 10% Series A Convertible Preferred Stock, 936,492 shares of common stock to be received as PIK dividend, and 1,350,000 shares underlying warrants.

Use of proceeds
We will not receive any of the proceeds from the sale of the shares by the selling stockholders, although we may receive up to approximately $203,000 upon the exercise of the warrants in full at the current exercise price. These proceeds, if any, are expected to be used for working capital. We will pay all of the expenses of this offering, including, without limitation, professional fees, printing expenses and registration fees.

Risk factors	The offering involves a high degree of risk. Please refer to ‘‘Risk Factors’’ beginning on page 4 for a description of the risk factors you should consider.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Each of the following risks could materially adversely affect our business, financial condition and results of operations, which could cause the price of our shares to decline significantly and you may lose all or a part of your investment. Prospective investors should fully understand and evaluate these risks before making an investment decision. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

We have a limited operating history and, therefore, predicting our future performance is difficult.

We were incorporated in November 2005. Our limited operating history makes it difficult to evaluate our business and prospects. We have encountered, and expect to continue to encounter, many of the difficulties and uncertainties often faced by early stage companies. You should consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, delays in product development, marketing and sales obstacles and delays, inability to gain customer acceptance of our products and services, inability to attract and retain high-quality and talented executives and other personnel and significant competition. We cannot be certain that we will successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer and/or we may be unable to stay in business.

We have a history of losses, and we expect to continue to operate at a loss and to have negative cash flow from operations for the foreseeable future.

We have a history of continuing losses and negative cash flow from operations. From our inception in November 2005 through September 30, 2006, we had cumulative net losses of approximately $1.9 million. Our operations have been financed primarily through the issuance of equity. On September 30, 2006, we had approximately $500,000 in cash. We expect that our expenses will increase substantially as we continue to develop and market our products and services. In addition, we expect that as a public company our general and administrative expenses will increase significantly. As a result, we expect to continue to incur losses for the foreseeable future.

Because we expect to continue to incur net losses, we may not be able to implement our business strategy and the price of our stock may decline.

While we are hopeful of becoming profitable by 2008, there is no assurance that this objective can be attained. Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures, unforeseen operating expenses or make investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future.

Our quarterly financial results will fluctuate, making it difficult to forecast our results of operation.

We expect our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control, including:

•	Variability in demand and usage for our product and services;

•	Market acceptance of new and existing services offered by us, our competitors and potential competitors; and

•	Governmental regulations affecting the use of the Internet, including regulations concerning intellectual property rights and security features.

Our limited operating history and unproven business model further contribute to the difficulty of making meaningful quarterly comparisons. Our current and future levels of expenditures are based primarily on our growth plans and estimates of expected future revenues. If our operating results fall below the expectation of investors, our stock price will likely decline significantly.

We face intense competition from other providers of business and financial information.

We compete with many providers of business and financial information, including other Internet companies, for consumers' and advertisers' attention and spending. Our primary competitors are Edgar Online, Inc. and The Street.com, Inc., both of which provide services similar to ours and each of which has a well-established market presence. These and other competitors have substantially greater capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors' products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

In addition, as the barriers to entry in our market segment are not substantial, an unlimited number of new competitors could emerge, thereby making our goal of establishing a market presence even more difficult. Because our management expects competition in our market segment to continue to intensify, there can be no assurances we will ever establish a competitive position in our market segment.

We may not be successful in increasing our brand awareness.

Our future success will depend, in part, on our ability to increase brand awareness of our websites. In order to build brand awareness, we must succeed in our marketing efforts, provide high quality services and increase traffic to our websites. There is no assurance that we will be able to achieve these goals.

We may not be successful in improving our existing products or in developing new products.

We have not yet completed development and testing of certain proposed new products and proposed enhancements to our systems, some of which are still in the planning stage or in relatively early stages of development. Our success will depend in part upon our ability to timely introduce new products into the marketplace. We must commit considerable time, effort and resources to complete development of our proposed products, service tools and product enhancements. Our product development efforts are subject to all of the risks inherent in the development of new products and technology, including unanticipated delays, expenses and difficulties, as well as the possible insufficiency of funding to complete development.

Our product development efforts may not be successfully completed. In addition, proposed products may not satisfactorily perform the functions for which they are designed, they may not meet applicable price or performance objectives and unanticipated technical or other problems may occur which result in increased costs or material delays in development. Despite testing by Accelerize and potential end users, problems may be found in new products, tools and services after the commencement of commercial delivery, resulting in loss of, or delay in, market acceptance and other potential damages.

We may not be successful in developing new and enhanced services and features for our websites.

Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. To be successful, we must adapt to the rapidly changing market by continually enhancing our existing services and adding new services to address customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure to adapt to these changes. Our business could be adversely affected if we were to incur significant costs without generating related revenues or if we cannot adapt rapidly to these changes. Our business could also be adversely affected if we experience difficulties in introducing new or enhanced services or if these services are not favorably received by users. We may experience technical or other difficulties that could delay or prevent us from introducing new or enhanced services.

Our operations depend on third parties and our systems are susceptible to delays, failures and errors, which could adversely impact our operations and financial results.

Our operations depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide access over the Internet to our product and service offerings. Many of these providers have experienced significant outages or interruptions in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of interruptions could continue or increase in the future.

Our digital distribution activities are managed by sophisticated software and computer systems. We must continually develop and update these systems over time as our business and business needs grow and change, and these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Web sites could be less attractive to such entities or individuals and our business could be harmed.

Our servers are hosted in San Antonio, Texas.  Rackspace Managed Hosting, of Dallas Texas, handles the failover process we have put in place. We intend to notify Rackspace immediately of any outage and upon such notice they are supposed to immediately implement our failover strategy. We may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

Our future performance and success depend on our ability to retain our key personnel.

Our future performance and success is heavily dependent upon the continued active participation of our current senior management team, including, our President and Chief Executive Officer, Brian Ross, and our Chief Technology Officer, Chris Meredith, and with the completion of the acquisition of TDRG, we will be dependent also on the continued active participation of Damon Stein and Daniel Goldberg. The loss of any of their services could have a material adverse effect on our business development and our ability to execute our growth strategy, resulting in loss of sales and a slower rate of growth. We do not maintain any "key person" life insurance for any of our employees. Currently, we do not have a written employment agreements with any of our employees except Messrs Ross and Meredith.

We may be subject to infringement claims on proprietary rights of third parties for software and other content that we distribute or make available to our customers.

We may be liable or alleged to be liable to third parties for software and other content that we distribute or make available to our customers:

•	If the content or the performance of our services violates third party copyright, trademark, or other intellectual property rights; or

•	If our customers violate the intellectual property rights of others by providing content through our services.

Any alleged liability could harm our business by damaging our reputation, requiring us to incur legal expenses in defense, exposing us to awards of damages and costs including treble damages for willful infringement and diverting management's attention which could have an adverse effect on our business, results of operations and financial condition.

We cannot assure you that third parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, these risks are difficult to quantify in light of the continuously evolving nature of laws and regulations governing the Internet. Any claim relating to proprietary rights, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, and we can not assure you that we will have adequate insurance coverage or that royalty or licensing agreements will be available on terms acceptable to us or at all. Further, we plan to offer our services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, revenues, financial condition and results of operations.

Dilutive securities may adversely impact our stock price.

As of December 21, 2006, the following securities issuable, convertible or exercisable into shares of our common stock were outstanding:

•	5,400,000 shares of common stock issuable upon the possible conversion of outstanding 10% Series A Convertible Preferred Stock dated August 2006 and October 2006;

•	936,492 shares of common stock issuable upon receipt of PIK dividends;

•	warrants to purchase up to a total of 1,350,000 shares of our common stock at a price of $0.15 per share; and

•	Up to 4,300,000 shares of common stock issuable under our stock option plan.

We have included the shares of common stock issuable upon receipt of the PIK dividend and shares of common stock underlying outstanding warrants and preferred stock in the registration statement of which this prospectus is a part. These securities represent approximately 38% of our common stock on a fully diluted as converted basis. The exercise of these warrants and the conversion of the stock, both of which have fixed prices, may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

Acquisitions of businesses and our failure to successfully integrate these businesses can disrupt our business, dilute your holdings in us and harm our financial condition and operating results.

In December 2006 we entered into an agreement to acquire substantially all of the assets of TDRG, and we expect to complete this transaction by January 1, 2007. We intend to pursue future strategic acquisitions of complementary companies, products or technologies using our available cash and stock. Such acquisitions could disrupt our business. In addition, your holdings in our company would be diluted if we issue equity securities in connection with any acquisition as we will do with the TDRG acquisition when we expect to issue approximately 18% of our outstanding shares of common stock. Acquisitions involve numerous other risks, including:

•	problems combining the acquired operations, technologies or products;

•	unanticipated costs or liabilities;

•	diversion of management’s attention;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those of the acquired organizations.

Further, products that we acquire from third parties often require significant expenditures of time and resources to upgrade and integrate with our existing product suite. Specifically, if we fail to integrate TDRG’s applications into our product offering in a timely manner, we may be unable to fully realize the expected benefits of the acquisition. We may not be able to successfully integrate any business, technologies or personnel that we have acquired or that we might acquire in the future, and this could harm our financial condition and operating results.

 We may be exposed to potential risks relating to our internal control over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal control over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal control over financial reporting as well as the operating effectiveness of the company's internal controls. We were not yet subject to these requirements. We have not yet begun evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm attest to, our internal controls as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ending December 31, 2007 in the case of management’s report and for our fiscal year ending December 31, 2008 in the case of our accounting firm’s attestation.

While we expect to expend significant resources over the next few months in developing the necessary documentation and testing procedures required by Section 404 of Sarbanes-Oxley Act of 2002, there is a risk that we will not be able to comply with all of the requirements imposed by this rule. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive an unqualified attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we would receive a qualified or an adverse audit opinion on those financial statements which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the New York Stock Exchange or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors. We intend to expand our board membership to include additional independent directors and we may then seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Government regulation could adversely affect our business prospects.

We do not know with certainty how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media, personal privacy and data protection will apply to the Internet or to the distribution of multimedia and other proprietary content over the Internet. Most of these laws were adopted before the advent of the Internet and related technologies and therefore do not address the unique issues associated with the Internet and related technologies. Depending on how these laws developed and are interpreted by the judicial system, they could have the effect of:

•	Limiting the growth of the Internet;

•	Creating uncertainty in the marketplace that could reduce demand for our products and services;

•	Increasing our cost of doing business;

•	Exposing us to significant liabilities associated with content distributed or accessed through our products or services; or

•	Leading to increased product and applications development costs, or otherwise harm our business.

Because of this rapidly evolving and uncertain regulatory environment, both domestically and internationally, we cannot predict how existing or proposed laws and regulations might affect our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or similar expressions, we are making forward-looking statements. These forward-looking statements are based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, our ability to complete our acquisition of TDRG, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any proceeds upon the sale of shares by the selling security holders. We would receive up to approximately $203,000 upon the exercise of all of our warrants at their current exercise prices. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted and not traded. As of December 1, 2006 we had 54 registered stockholders. Following the completion of the acquisition of TDRG we expect to have 56 registered stockholders. After the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission, we plan to have our common stock traded on the Over-The-Counter Bulletin Board (OTC.BB.)

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since inception and we do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our Board of Directors and will be dependent upon our fiscal condition, results of operations, capital requirements and other factors our Board of Directors may deem relevant.

The holders of our 10% Series A Preferred Stock are entitled to receive a cumulative preferential dividend of 10% per annum on the stated value of the 10% Series A Preferred Stock owned by them. The dividend is payable at the company’s option in cash or shares of common stock valued at $0.15 per share. The company does not intend to pay any cash dividend in the near future. Dividends are payable on a quarterly basis on each of September 1, December 1, March 1, and June 1, commencing September 1, 2006.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

On December 15, 2006, the company's Board of Directors and shareholders approved the Accelerize New Media, Inc. Stock Option Plan, or the Plan. The total number of shares of capital stock of the company that may be subject to options under the Plan is 4,300,000 shares of our common stock, $.001 par value per share, from either authorized but unissued shares or treasury shares. The individuals who are eligible to receive option grants under the Plan are employees, directors and other individuals who render services to the management, operation or development of the company or its subsidiaries and who have contributed or may be expected to contribute to the success of the company or a subsidiary. Every option granted under the Plan shall be evidenced by a written stock option agreement in such form as the Board shall approve from time to time, specifying the number of shares of common stock that may be purchased pursuant to the option, the time or times at which the option shall become exercisable in whole or in part, whether the option is intended to be an Incentive Stock Option or a Non-Incentive Stock Option, and such other terms and conditions as the Board shall approve. As of December 1, 2006, the company has not granted any options to purchase shares of common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial information has been derived from the financial statements that are included elsewhere in this prospectus. Because this is only a summary, the financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus.

ACCELERIZE’S STATEMENT OF OPERATIONS DATA:

	For the nine months ended September 30, 2006	For the nine months ended September 30, 2005	For the year ended December 31, 2005	For the year ended December 31, 2004
	(unaudited)	(unaudited)	(audited)	(audited)

Net revenues	$159,052	$7,911	$9,526	$16,564

Operating Expenses	$2,086,576	$3,688	$6,971	$10,130

Net income (loss)	($1,927,524)	$4,223	$2,555	$6,434

Basic and diluted net income (loss) per share	($0.10)	$0.00	$0.00	$0.00

Weighted average common shares outstanding	18,748,958	18,748,958	0	0

ACCELERIZE’S BALANCE SHEET DATA:

	For the nine months ended September 30, 2006	For the year ended December 31, 2005
	(unaudited)	(audited)

Cash and cash equivalents	$498.883	$20,224

Total assets	$602,923	$20,224

Working capital	$525,947	$18,037

Current liabilities	$6,344	$2,187

Total liabilities	$6,344	$2,187

Stockholders’ equity	$596,579	$18,037

TDRG’S STATEMENT OF OPERATIONS DATA:

	For the nine months ended September 30, 2006	For the nine months ended September 30, 2005	For the year ended December 31, 2005	For the year ended December 31, 2004
	(unaudited)	(unaudited)	(audited)	(audited)

Net revenues	$596,805	$774,226	$1,001,242	$1,618,093

Operating Expenses	$605,679	$606,531	$827,950	$1,405,659

Net income (loss)	($11,033)	($52,147)	($50,143)	($36,350)

Basic and diluted net income (loss) per share	$0.00	$0.00	$0.00	$0.00

Weighted average common shares outstanding	0	0	0	0

TDRG’S BALANCE SHEET DATA:

	For the nine months ended September 30, 2006	For the year ended December 31, 2005
	(unaudited)	(audited)

Cash and cash equivalents	$61,105	$26,526

Total assets	$112,544	$107,887

Working capital	($38,124)	($106,440)

Current liabilities	$105,399	$153,736

Total liabilities	$169,425	$153,736

Member's deficit	($56,881)	($45,849)

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

Stockholders' Equity:

Preferred Stock, $.001 par value; 2,000,000 shares authorized, 49,100 shares issued and outstanding	$661,067

Common stock, $.001 par value; 100,000,000 shares authorized, 19,014,005 shares issued and outstanding	19,014

Additional paid-in capital	1,847,851

Accumulated deficit	(1,931,353)

Total stockholders’ equity	$596,579

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Certain statements in this discussion and elsewhere in this report constitute forward-looking statements. See ‘‘Forward Looking Statements’’ elsewhere in this prospectus. Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Background

We were originally formed on November 22, 2005 under the laws of the State of Delaware, to begin exploiting the company’s products and to serve as a vehicle to effect a merger, exchange of common stock, asset acquisition or other business combination with other similar businesses. We were formed through the combination of the business operations of EDGAR Index and MapGui, both of which had operated since 2001 as private entities owned by our current management team. Prior to our incorporation, we operated as a sole proprietorship doing business as Accelerize New Media.

Business Overview

We offer a comprehensive online media solution for clients to reach their target audience on the Internet. We provide lead generation and customer acquisition solutions via our network of financial, news and social networking portals, and also through RSS feeds, blogs, targeted e-mail, banners, search engine optimization, and purchase of key words. We also provide our content to companies in a variety of formats including re-branded portals, investor relations pages, and RSS feeds. In December 2006, we entered into an agreement to acquire substantially all of the assets of TDRG, a provider of sales and marketing support for debt settlement solutions offered by debt settlement agencies to consumers in the United States.

We own and operate a large network of consumer-based portals, microsites and landing pages with an extensive portfolio of domains to drive high-end, highly relevant leads to our advertisers. Our web properties are the primary source for our lead generation and social networking traffic. The websites are designed to connect and/or “point” to each other with the goal of keeping the user within our network. The longer the user stays within the network, the more valuable that user becomes to potential advertisers.

How We Generate Revenues

Our proprietary traffic revenues are generated from our portfolio of owned websites which are monetized with pay-per-click, cost-per-action listings, and banner ad sales. When an online user navigates to one of our owned and operated websites and clicks and or visit on a particular listing/web page or completes the specified action, we are entitled to receive an agreed-upon fee. We may in the future explore other revenue models such as charging users a subscription fee to obtain the content we provide.

Our lead generation network revenues are primarily generated using third-party distribution networks to deliver the merchant advertisers’ listings. The distribution network includes search engines, shopping engines, directories, destination sites, Internet domains or websites, and other targeted Web-based content. We generate revenue upon delivery of a qualified lead to the company’s merchant advertisers or partner.  Other revenues include the company’s lead generation web services, paid search optimization, landing page development services, and creative design.

TDRG generates a substantial portion of its revenues from commissions fees earned from the sale and marketing of debt reduction solutions offered to consumers by DebtXS, a large debt settlement agency. The consumers generally enter into a debt program with the debt settlement agency, which provides for monthly payments by the consumers over a period ranging between 1 to 3 years. The commission amounts to 40% of the total compensation earned by the debt settlement agency for its services to the consumers. TDRG earns its fees upon payment by consumers to the debt settlement agency within the first 8 months of the debt program, assuming that all consumers will make their payments. The average commission per consumer is approximately $1,600.

How we support our services

Web development, server and database development/maintenance and financial data processes are carried out in-house and via a number of partners described below:

Web development, server and database development/maintenance and financial data partners:

•
Try Catch Consulting Inc. (www.trycatchconsulting.com) is based in Torrington Connecticut, and supports our portals and web-based solutions, our financial/customer/alert data and our technical infrastructure through development, database/server administration, and ongoing maintenance. Try Catch Consulting Inc. was instrumental in helping us to develop several pivotal technologies, including our e-mail alert engine, financial data, our extract, transform and load application, or ETL, which takes data from one format, processes it, and converts it to another format, and the core web portal platform which is the basis for all of our web-based solutions. We pay Try Catch either on an hourly or a per-project basis.

•
SecureNext (www.securenext.com) is a company based in India with offices in California, and provides development solutions that support our web-based portals and solutions, with a focus on data presentation and social features including web-based financial reporting, sophisticated charts and graphs, company/executive directories and user-based rating systems. We pay SecureNext on a per-project basis.

•
RackSpace (www.rackspace.com) concentrates solely upon managed hosting, an advanced type of dedicated hosting. Unlike basic dedicated hosting, managed hosting offers system level administration and support, comprehensive Internet infrastructure and extensive services that relieve IT departments of many critical, but costly responsibilities. These services typically include advanced monitoring, load balancing, elevated security, data storage, stress testing, industry-leading technical expertise and content delivery. We pay RackSpace on a monthly basis for hosting services.

•
Zerolag (www.zerolag.com) provides secure, managed web hosting, server collocation, and IT security to select clients. Zerolag provides TDRG with data back up, elevated security, data storage, email, and hosting. Chosen for their security due to TDRG’s financial data, they provide three core layers of protection for TDRG’s server: regular software updates, firewall protection, and intrusion detection systems (IDS). In addition, all of TDRG’s data is backed up remotely on a daily basis to prevent data loss. We pay Zerolag on a monthly basis for hosting services.

Financial data used to support web properties and products:

•
Hemscott Inc. (www.hemscottdata.com) is a leading independent provider of financial data in the U.S. and Canada. They deliver detailed numerical, statistical and general business information to clients such as us, to help them meet their analytical, compliance and research needs. We pay Hemscott on a one-year renewable contract with them.

•
GSI Online (www.gsionline.com) is helping legal and financial firms like us to fulfill their research requirements. We use GSI's SEC filing service, which is a real time data feed of SEC filings submitted to the SEC via EDGAR service. This relationship ensures that we have the most up-to-date SEC filing data possible with no downtime or missed filings. We retreive this feed on a regular basis, identify any new SEC filings and add them to our system. Our own supporting processes then retreive additional information based on the core SEC filing data provided by GSI. We pay GSI Online on an annual basis.

Advertising Partners:

•
Zacks Investment Research Inc., sells all of our ad inventory. Zacks is a Chicago based firm with 25 years of experience in providing institutional and individual investors with the analytical tools and financial information necessary to the success of their investment process. Their methodology for selling ad inventory is by cost per mille (one-thousand) impressions, or CPM. This type of advertising system most closely resembles print and television advertising and is usually used online for pricing banner ads. Generally, a fixed price is determined in which the advertiser pays the online publisher for 1,000 impressions of a banner. This type of system is most advantageous to the publisher.

•
Co-Registration Partnership with Zacks and Opt-Intelligence. Opt-Intelligence is the leader in real-time consumer opt-in advertising (commonly called co-registration). Their website clients include TheStreet.com, Match.com and StarMagazine.com. Their advertiser list includes Circuit City, eBay, Wal-Mart, The Home Depot, NASCAR, Nokia and Procter & Gamble. Co-registration is the practice of one organization, on its own subscription and membership registration forms, of offering subscriptions, memberships or leads to another organization. According to the Internet Advertising Bureau, co-registration is the fastest-growing segment of Internet advertising. Co-Registration's market-share tripled from 2% in 2004 to 6% in 2005, making it online advertising's fastest growing sector with a $1 billion market.

Market Trends

The market in which we are active has grown substantially in recent years, and we expect that this trend will continue in the foreseeable future. According to the Interactive Advertising Bureau, or the IAB, and PricewaterhouseCoopers, or PwC, US online advertising revenues for the first six months of 2006 were approximately $7.9 billion, a 37% increase over the first half of 2005. In addition, according to the same sources, Internet advertising revenues totaled nearly $4.1 billion for the second quarter of 2006, representing a 36% increase over the same period in 2005 and a 5.5% increase over the first quarter of 2006.

Those sources reported that paid search advertising, accounted for 40% of online ad revenues and continued to be the most popular online ad format, followed by display and classified advertising.

The favorite pricing method continued to be CPM which was followed closely by performance deals. The CPM model refers to advertising bought on the basis of number of impressions. This is in contrast to the various types of pay-for-performance advertising, whereby payment is only triggered by a mutually agreed upon activity, for example, click-through, registration, sale, and other forms.

Recent Developments

In December 2006 we entered into an agreement to acquire substantially all of the assets, and assumed some, but not all of the liabilities, of TDRG. The acquisition is planned to be closed on January 1, 2007. TDRG is an internet marketing business focused at identifying debt and mortgage leads from forms hosted on TDRG’s network of websites, and selling such leads to third parties or delivering them to independent contractors for processing in connection with TDRG’s contracts with DebtXS, LP. The most valuable assets which were acquired from TDRG are its domain names and accounts receivable.

The total purchase price that we will pay for the acquisition will be a combination of shares of our common stock, options and assumption of certain liabilities as follows: (i) 3,500,000 shares, of which 1,750,000 shares will be held back in escrow for a period of one year to secure payment of any claims for losses under indemnification provisions under the purchase agreement, (ii) the assumption of certain operating liabilities (iii) 400,000 options issued to each of the principals of TDRG, namely Damon Stein and Daniel Goldberg, and (iv) the issuance of earn-out warrants with vesting tied to the achievement of certain performance targets. Depending on what targets are hit, 400,000, 450,000 or 500,000 earn-out warrants may vest eighteen months from the closing date. The shares and options issued to TDRG will not be included in this prospectus, and we have no obligation to register the offering or re-sale of such shares. The sellers have the right to repurchase the domain names for $1 if we do not achieve one of the two defined investment events within one year of the closing date. The investment events are raising $500,000 or registering our shares under the Securities Act. We did not assume the lease (and the sublease) of TDRG, which will remain as primary tenant on the lease. We will use and occupy the space and pay the rent on a pass through basis. TDRG also sublets a portion of the premises. Amounts received by TDRG under the sublease will offset amounts owing by us under the lease pass through. In connection with the acquisition, Mr. Stein will become our General Counsel on a full time basis, and Mr. Goldberg will become a consultant, on a part time basis.

In November 2006, we launched our financial internet portal ExecutiveDisclosure.com, offering a window into executive compensation, stock awards, option grants, bonuses, insider transactions, and other perks. The free web service allows users to track compensation amounts with E-mail alerts and RSS feeds, compare compensation with performance, view industry compensation data, rate and review executives, and view specific SEC filings. Advanced tools individually track various forms of compensation, including: long-term incentive plans, securities underlying options, restricted stock, and board position changes. Users interested in insider trading can be alerted via e-mail when insiders buy or sell stock, or receive or exercise options, via SEC filing Forms 3, 4, and 5.

On August 3, 2006 we initiated our first blog site titled SEC Investor. SEC Investor uncovers information about companies inside SEC Filings so readers can make more informed choices about their investments. We expect this service to increase subscriptions to SECfilings.com and generate advertising revenues. In November, 2006 we also launched an additional blog, Executive Investigator which Tracks and Analyzes Executive Salaries, Bonuses, and Perks.

Revenues and revenue recognition

We have generated minimal revenues since inception. Revenues recognized were generated from the lead generations and, to a lesser extent, from traffic revenues generated from our portfolio of web sites.

Results of Operations Nine months ended September 30, 2006 and 2005

Revenues

Revenues primarily consist of fees generated from lead generations and, to a lesser extent, from traffic revenues generated from our portfolio of web sites. Our increase in revenues during the nine-month period ended September 30, 2006 when compared to the prior year period is primarily due to the launch of our lead generation network during the first half of 2006.

We believe that our revenues will increase in 2007, primarily resulting from the acquisition of the assets of TDRG, from increased fees generated from lead generations and from traffic revenues generated from our portfolio of web sites.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses primarily consists of consultant fees related to the marketing and enhancement of our websites, advertising, as well as other general and administrative expenses, such as payroll expenses, necessary to support our existing and anticipated growth in our revenues. The increase in selling, general and administrative expenses during the nine-month period ended September 30, 2006 when compared to the prior year period is primarily due to the issuance of shares of our common stock valued at approximately $1.5 million to certain employees as compensation for services, advertising to promote our portfolio of websites who were launched in 2006, and payroll expenses associated with personnel which were hired in the first half of 2006. No such expenses occurred during the nine-month period ended September 30, 2005.

We believe that our selling, general and administrative expenses will increase by at least approximately $800,000 during 2007 following the consummation of the acquisition of TDRG. The increase is commensurate with the current level of expenses incurred by TDRG prior to the acquisition.

ACCELERIZE NEW MEDIA, INC.
RESULTS OF OPERATIONS

			Increase/	Increase/
	For the nine month period ending		(Decrease)	(Decrease)
	September 30,		in $ 2006	in % 2006
	2006	2005	vs 2005	vs 2005

Net Revenues	$159,052	$7,911	$151,141	NM

Operating expenses:
Selling, general, and administration expenses	2,086,576	3,688	2,082,888	NM

Net (loss) income	$(1,927,524)	$4,223	(1,931,747)	NM

Less dividend issued for preferred stock A	2,101	-	2,101	NM

Net (loss) gain attributable to common stock	$(1,929,625)	$4,223	$(1,933,848)	NM

NM: Not Meaningful

Results of Operations 2005 compared to 2004

Revenues

Revenues primarily consist of fees generated from the sale of maps. We generated minimal revenues during 2005 and 2004. The revenues during 2005 compared to the prior period are substantially at the same level.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses primarily consist of consultaning fees and other general and administrative expenses. The decrease in selling, general and administrative expenses during 2005 when compared to the prior period is primarily due to a decrease in our corresponding revenues.

ACCELERIZE NEW MEDIA, INC.
RESULTS OF OPERATIONS

			Increase/	Increase/
			(Decrease)	(Decrease)
	Year ended December 31,		in $ 2005	in % 2005
	2005	2005	vs 2004	vs 2004

Net Revenues	$9,526	$16,564	$(7,038)	-42.5%

Operating expenses:
Selling, general, and administrative expenses	6,971	10,130	(3,159)	-31.2%

Net income	$2,555	$6,434	$(3,879)	-60.3%

NM: Not Meaningful

Liquidity and Capital Resources

At December 31, 2005, our cash amounted to $20,000 and our working capital amounted to approximately $18,000.

During 2005, we generated cash from operating activities amounting to approximately $5,000. Our cash generated from operating activities was comprised of our net income of approximately $3,000 adjusted for an increase in accounts payable of approximately $2,000.

During 2005, we generated cash from financing activities of approximately $15,000, which primarily consisted of an initial contribution of $20,000 offset by a distribution to a member of approximately $5,000.

During 2004, we generated cash from operating activities amounting to approximately $6,000. Our cash generated from operating activities is comprised of our net income of approximately $6,000.

During 2004, we used cash in financing activities of approximately $6,000, which primarily consisted of a distribution to a member of approximately $6,000.

At September 30, 2006, our cash amounted to approximately $500,000 and our working capital amounted to approximately $530,000.

During the nine-month period ended September 30, 2006, we used cash in our operating activities amounting to approximately $378,000. Our cash used in operating activities was comprised of our net loss of approximately $1.9 million adjusted for the following:

•	Fair value of shares issued to employees hired in the first half of 2006 for services of approximately $1.6 million;
•	Depreciation of website development costs of approximately $29,000; and
•	Increase in accounts receivable of approximately $31,000 resulting from a corresponding increase in revenues.

During the nine-month period ended September 30, 2006, we incurred website development costs of approximately $99,000 in connection with the launch of our portfolio of websites during the first half of 2006.

During the nine-month period ended September 30, 2006, we generated proceeds from the issuance of shares of our common and preferred stock of $330,000 and $736,500, respectively, which funded our operating and investing activities during the same period. We also paid closing costs of approximately $110,000 in connection with the issuance of the shares of common and preferred stock.

During the nine-month period ended September 30, 2005, we generated cash from our operating activities amounting to approximately $4,000. Our cash used in operating activities is comprised of our net income of approximately $4,000

During the nine-month period ended September 30, 2005, we made a distribution to our sole owner at the time, of approximately $5,000.

Going Concern

We have generated revenues since inception but they were not an adequate source of cash to fund future operations. Historically we have relied on private placement issuances of equity.

It is likely that we will need to raise additional working capital to fund our ongoing operations and growth. The amount of our future capital requirements depends primarily on the rate at which we increase our revenues and correspondingly decrease our use of cash to fund operations. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market our products and services and the degree to which competitive products and services are introduced to the market. As long as our cash flow from operations remains insufficient to completely fund operations, we will continue depleting our financial resources and seeking additional capital through equity and/or debt financing. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock.

There can be no assurance that acceptable financing to fund our ongoing operations can be obtained on suitable terms, if at all. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern. In that event, we may be forced to cease operations and our stockholders could lose their entire investment in our company.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

We believe that with the acquisition of TDRG we will make certain significant accounting estimates upon recognizing revenues and estimated a reserve for refunds.

TDRG generates a substantial portion of its revenues from commissions fees earned from the sale and marketing of credit solutions offered to consumers by a debt settlement agency. The consumers will generally enter into a debt solution program with the debt settlement agency which provides for monthly payments by the consumers over a period ranging between 1 to 2 years. The commission is based on a predetermined percentage of the total compensation earned by the debt settlement agency for its services to consumers. TDRG earns its fees upon payment by consumers to the debt settlement agency within the first 8 months of the debt solution program, assuming that all consumers will make their payments. During June 2005, TDRG outsourced the debt solution administration of its existing clients to DebtXS, a debt settlement agency. Pursuant to the outsourcing arrangement, the debt settlement agency pays the Company a predetermined percentage of the monthly payments made by the consumers to the debt settlement agency.

TDRG waits until the collection of the consumers monthly payments by the debt settlement agency occur before recognizing revenue because it is not yet realized or realizable until such time. Furthermore, no amount of the commission fee is fixed or determinable or collectible until the debt agency collects the monthly fee from the consumers.

The agreement between TDRG and the debt settlement agency provides for a refund by TDRG to the debt settlement agency for any excess of the total commission fees paid to TDRG over the amount they should have received over the actual amount earned based upon the actual amount received by the debt settlement agency from the consumers. TDRG uses judgment in estimating such refundable amount based on historical rates, economic conditions, and other factors. The estimate of refunds is recorded as reserves for refunds. TDRG recorded a reserve for refunds of approximately $70,000 at September 30, 2006.

Website Development Costs

We capitalized certain internal use software and website development costs totaling approximately $99,000 during the nine-month period ended September 30, 2006. We use judgment in estimating the useful life of the costs capitalized for each specific project which is one year.

Capital Raising Transactions

We have undertaken the following transactions to provide working capital for our company:

10% Series A Convertible Preferred Stock.

Between August 2006 and October, 2006 we issued an aggregate of 54,000 shares of 10% Series A Convertible Preferred Stock resulting in gross proceeds to us of $810,000. We issued the holders of the stock seven-year warrants to purchase an aggregate of up to 810,000 shares of our common stock at an exercise price of $0.15 per share. The shares of preferred stock are convertible into shares of our common stock, at any time, at the option of the holder and a conversion price of $0.15 per share, at an initial rate of conversion of 100 shares of common stock for each one share of Preferred Stock, subject to anti-dilution provisions in the case of stock splits, dividends or if we issue shares of our common stock or other securities convertible into shares of our common stock at an effective price less than $0.15 per share. In the event a public market is established for our common stock, the 10% Series A Preferred Stock are subject to mandatory conversion by the company upon a 30 day notice if the average closing price of our common stock is $0.40 or more per share for 10 consecutive trading days and the average daily volume is at least 100,000 shares.

The holders of our 10% Series A Preferred Stock are entitled to receive a cumulative preferential dividend of 10% per annum on the stated value of the 10% Series A Preferred Stock owned by them. The dividend is payable at the company’s option in cash or shares of common stock valued at $0.15 per share. The company does not intend to pay any cash dividend in the near future. Dividends are payable on a quarterly basis on each of September 1, December 1, March 1, and June 1, commencing September 1, 2006.

Skyebanc, Inc. acted as placement agent in the transaction and were paid a commission of 10% of the total amount raised by us. In addition, we issued to Skyebanc and certain of its employees and affiliates warrants to purchase 540,000 shares of our common stock with an exercise price of $0.15 per share as compensation. The common stock underlying Skyebanc’s warrants are being registered in the registration statement of which this prospectus is a part. Skyebanc is a registered broker-dealer, and as such is considered an “underwriter” as this term is defined in the Securities Act.

We agreed not to issue additional debt securities in excess of $100,000 so long as the 10% Series A Convertible Preferred Stock is outstanding without the prior consent of the holders of a majority of the Series A Convertible Preferred Stock issued and outstanding.

We granted the Preferred Stockholders piggyback registration rights covering the common shares underlying the Series A Preferred Stock and common stock underlying warrants. We have included shares of common stock issuable upon conversion of the Preferred Stock, as well as the shares of common stock issuable upon the exercise of the warrants, in the registration statement of which this prospectus is a part in satisfaction of those piggy-back registration rights.

Common Stock

Between January 1, 2006 and January 31, 2006 we sold an aggregate of 3,500,000 shares of common stock for $0.10 per share, resulting in gross proceeds to us of $350,000. There were no options or warrants associated with this common stock offering. There was no placement agent involved with this offering. On and before January 1, 2006 we issued a total of 15,500,000 shares of common stock $0.001 par value to founders and consultants for services rendered.

OUR BUSINESS
Overview

We provide lead generation and customer acquisition solutions via our network of financial, news and social networking portals, and also through RSS feeds, blogs, targeted email, banners, search engine optimization, and purchase of key words. We also provide our content to companies in a variety of formats including re-branded portals, investor relations pages, and RSS feeds.

We own and operate a large network of consumer-based websites, portals, micro-sites and landing pages with an extensive portfolio of domains to drive high-end, highly relevant leads to our advertisers. Our web properties are the primary source for our lead generation and social networking traffic. The websites are designed to connect / “point” to each other, with the goal of keeping the user within our network. The longer the user stays within the network, the more valuable that user becomes to potential advertisers.

How we generate revenues

Our proprietary traffic revenues are generated from our portfolio of owned websites which are monetized with pay-per-click, cost-per-action listings, and banner ad sales. When an online user navigates to one of our owned and operated websites and clicks and or visits on a particular listing/web page or completes the specified action, we are entitled to receives an agreed-upon fee. We may in the future explore other revenue models such as charging users a subscription fee to obtain the content we provide.

Our lead generation network revenues are primarily generated using third-party distribution networks to deliver the merchant advertisers’ listings. The distribution network includes search engines, shopping engines, directories, destination sites, Internet domains or websites, and other targeted Web-based content. We generate revenue upon delivery of a qualified lead to the Company’s merchant advertisers or partner.  Other revenues include the Company’s lead generation web services, paid search optimization, landing page development services, and creative design.

TDRG generates a substantial portion of its revenues from commissions fees earned from the sale and marketing of debt reduction solutions offered to consumers by DebtXS, a large debt settlement agency. The consumers generally enter into a debt program with the debt settlement agency, which provides for monthly payments by the consumers over a period ranging between 1 to 3 years. The commission amounts to 40% of the total compensation earned by the debt settlement agency for its services to the consumers. TDRG earns its fees upon payment by consumers to the debt settlement agency within the first 8 months of the debt program, assuming that all consumers will make their payments. The average commission per consumer is approximately $1,600.

How we market our services

We market our services via organic and search engine marketing, or SEM, direct sales by our sales team, financial data portals, blogs and RSS feeds.

•
organic search listings are results based on factors such as keyword relevancy within a web page. These are the listings generally found on the left hand side in search engines, and are not influenced by direct financial payments, only by effective search engine optimization.

•
paid search marketing consists of placing ads for products or services on search engines and on content sites across the Internet. These ads are typically small snippets of text linked to merchandise pages. Payment is made when users click through to the site from the ad.

•
our blog sites are complements to our financial portals, delivering up-to-date news and analysis which then refers the user to our portals for more detailed information. Using blogs allows us to benefit from the real-time nature of blog search listings, so that current information in our blogs can appear in a wide variety of sites and blog aggregation search engines, often within minutes of the initial posting.

•
our financial portals generate sales leads for complementary financial services including our investor relations web solutions, financial data feeds and debt consolidation services. Our IR web solutions and debt consolidation sales teams market and sell our products directly to public companies and consumers through traditional sales channels including phone and email. We market our financial portals via free RSS feeds of financial information that are widely disseminated throughout the internet in traditional and blog search engines and websites.

TDRG markets its services through online advertising in search engines, web portals, email newsletters, and other financial-related websites. The ads drive interested consumers to TDRG’s portfolio of websites. If interested, the consumer will submit information and request a free consultation from one of TDRG’s debt consultants. The debt consultant will contact the consumer to discuss in more detail the services offered by the debt settlement agency. If the consumer is interested, the debt consultant will prepare a detailed proposal outlining a debt reduction solution for the consumer. Once a consumer signs up for the program, the debt settlement agency takes over ownership of the client and handles all customer service and implementation of the debt program.

How we support our services

Web development, server and database development/maintenance and financial data processes are carried out in-house and via a number of partners described below:

Web development, server and database development/maintenance and financial data Partners:

•
Try Catch Consulting Inc. (www.trycatchconsulting.com) is based in Torrington Connecticut, and supports our portals and web-based solutions, our financial/customer/alert data and our technical infrastructure through development, database/server administration, and ongoing maintenance. Try Catch was instrumental in helping us to develop several pivotal technologies, including our e-mail alert engine, financial data ETL processes, and the core web portal platform which is the basis for all of our web-based solutions.

•
SecureNext (www.securenext.com) is based in India with offices in California, and provides development solutions that support our web-based portals and solutions, with a focus on data presentation and social features including web-based financial reporting, sophisticated charts and graphs, company/executive directories and user-based rating systems.

•
RackSpace (www.rackspace.com) concentrates solely upon managed hosting, an advanced type of dedicated hosting. Unlike basic dedicated hosting, managed hosting offers system level administration and support, comprehensive Internet infrastructure and extensive services that relieve IT departments of many critical, but costly responsibilities. These services typically include advanced monitoring, load balancing, elevated security, data storage, stress testing, industry-leading technical expertise and content delivery.

•
Zerolag (www.zerolag.com) provides secure, managed web hosting, server collocation, and IT security to select clients. Zerolag provides TDRG with data back up, elevated security, data storage, email, and hosting. Chosen for their security due to TDRG’s financial data, they provide three core layers of protection for TDRG’s server: regular software updates, firewall protection, and intrusion detection systems (IDS). In addition, all of TDRG’s data is backed up remotely on a daily basis to prevent data loss.

Financial data used to support web properties and products:

•
Hemscott Inc. (http://www.hemscottdata.com) is a leading independent provider of financial data in the U.S. and Canada. They deliver detailed numerical, statistical and general business information to clients such as us, to help them meet their analytical, compliance and research needs.

•
GSI Online (www.gsionline.com) is helping legal and financial firms like us to fulfill their research requirements. We use GSI's SEC filing service, which is a real time data feed of SEC filings submitted to the SEC via EDGAR service. This relationship ensures that we have the most up-to-date SEC filing data possible with no downtime or missed filings. We retreive this feed on a regular basis, identify any new SEC filings and add them to our system. Our own supporting processes then retreive additional information based on the core SEC filing data provided by GSI.

Advertising Partners:

•
Zacks Investment Research Inc., sells all of our ad inventory. Zacks is a Chicago based firm with 25 years of experience in providing institutional and individual investors with the analytical tools and financial information necessary to the success of their investment process. Their methodology for selling ad inventory is by cost per Mille (one-thousand) impressions, or CPM. This type of advertising system most closely resembles print and television advertising and is usually used online for pricing banner ads. Generally, a fixed price is determined in which the advertiser pays the online publisher for 1,000 impressions of a banner. This type of system is most advantageous to the publisher.

•
Co-Registration Partnership with Zacks and Opt-Intelligence. Opt-Intelligence is the leader in real-time consumer opt-in advertising (commonly called co-registration). Their website clients include TheStreet.com, Match.com and StarMagazine.com. Their advertiser list includes Circuit City, eBay, Wal-Mart, The Home Depot, NASCAR, Nokia and Procter & Gamble. Co-registration is the practice of one organization, on its own subscription and membership registration forms, of offering subscriptions, memberships or leads to another organization. According to the Internet Advertising Bureau, co-registration is the fastest-growing segment of Internet advertising. Co-Registration's market-share tripled from 2% in 2004 to 6% in 2005, making it online advertising's fastest growing sector with a $1 billion market.

Acquisitions

In order to increase our offering of products and services, we may from time to time consider to engage in acquisitions of existing businesses which are synergetic to our current business.

In December 2006 we entered into an agreement to acquire substantially all of the assets, and assumed some, but not all of the liabilities, of TDRG. We expect to complete this acquisition by January 1, 2006. TDRG is an internet marketing business focused at identifying debt and mortgage leads from forms hosted on TDRG’s network of websites, and selling such leads to third parties or delivering them to independent contractors for processing in connection with TDRG’s contracts with DebtXS, LP. The most valuable assets which were acquired from TDRG are its domain names and accounts receivable.

The total purchase price we paid for the acquisition was a combination of shares of our common stock, options and assumption of certain liabilities as follows: (i) 3,500,000 shares, of which 1,750,000 shares will be held back in escrow for a period of one year to secure payment of any claims for losses under indemnification provisions under the purchase agreement, (ii) the assumption of certain operating liabilities (iii) 400,000 options issued to each of the principals of TDRG, namely Damon Stein and Daniel Goldberg, and (iv) the issuance of earn-out warrants with vesting tied to the achievement of certain performance targets. Depending on what targets are hit, 400,000, 450,000 or 500,000 earn-out warrants may vest eighteen months from the closing date. The sellers have the right to repurchase the domain names for $1 if we do not achieve one of the two defined investment events within one year of the closing date. The investment events are raising $500,000 or registering our shares under the Securities Act. We did not assume the lease (and the sublease) of TDRG, which will remain as primary tenant on the lease. We will use and occupy the space and pay the rent on a pass through basis. TDRG also sublets a portion of the premises. Amounts received by TDRG under the sublease will offset amounts owing by us under the lease pass through. In connection with the acquisition, Mr. Stein will become our General Counsel on a full time basis, and Mr. Goldberg will become a consultant, on a part time basis.

No other acquisitions are currently pending.

Web Properties

Our web properties include financial data portals and investor relations portals as described below:

Financial Data Portals

We offer several free, pre-defined alerts with respect to, among other things, initial public offerings, annual and quarterly reports, insider trading filings and a free customizable alert service that requires registration. Real-time alerts of SEC filings and relevant news are delivered to users via email, RSS and wireless application protocol, or WAP. The alert service allows the user/customer to create unlimited alerts using a number of different filters and combinations of filters. Alerts can contain notifications of any filing type, data tables from select filing types, company summaries, and news/press releases about specific companies.

Our financial data portals include:

•
www.SECFilings.com, a financial social networking portal offering free, accurate SEC data and user-generated content. Users can subscribe to free email alerts and RSS feeds, and can track SEC filings by company, industry or person; and

•
www.ExecutiveDisclosure.com, which is currently in beta stage, will be a financial social networking portal offering in-depth executive compensation data including salaries, bonuses and stock options. Users will be able to subscribe to email and RSS alerts, and research executives by name, company or industry.

Domain Portfolio

We own and plan to utilize our several thousand financial related domain names, including over 500 domain names that are “SECfiling form type related” such as: www.10ksb.com, www.def14a.com and www.form20f.com.

Micro-sites

A micro-site is an individual web page or cluster of pages which is meant to function as an auxiliary supplement to a primary website. The micro-site's main landing page most likely has its own URL. www.Form10-k.com is an example of one of our several thousand "micro-site" properties, offering [to customers and users] select functionality from our main portals including the ability to search, download documents and login to their portal accounts.

Investor Relations Portals

Our Investor Relations (IR) solution provides web-based tools which enable a public company to stay in touch with its stockholders via real time email alerts, real time press releases, RSS feeds, SEC filings and more. We offer our investor relations clients the opportunity to mix and match modules to quickly create custom solutions. www.ShareHolderTools.com is our web-based portal for managing IR module subscriptions.

Hosting

Our IR solutions are host applications residing on our web servers. Each IR solution customer is provided with a sub-domain on the www.SECFilings.com domain.

Online Marketing

We help our clients to achieve revenue, profit, market share, and customer loyalty objectives through Internet strategies and systems. We have the knowledge and tools available to deliver cost effective solutions that can assist our clients in achieving their online marketing goals, including:

•	Web Marketing Services, which consists of web design and development of websites;

•	Paid Search, which consists of placing ads for products or services on search engines and on content websites across the Internet;

•	Publisher Network; and

•	Search Engine Optimization, which consists of a set of methods aimed at improving the ranking of a website in search engine listings.

Financial Data Solutions

We plan to syndicate share with others a wealth of public topical financial data in a variety of formats, including company profiles, financials, SEC filings, annual and quarterly reports, executive compensation, press releases, and news.

EDGAR Filing Services

We are a reseller of PublicEase, Inc. (www.publicease.com), and through these relationships we can deliver fast, cost-effective SEC EDGAR® filing services for publicly traded companies. PublicEase is a full-service EDGAR filing agent that strives to offer the most technological filing methods available.

RSS Solutions

Utilizing our financial portal network technology we offer a robust set of tools to use RSS in order to assist our clients in reaching shareholders with new information and also to utilize RSS feeds within our clients' own organization. RSS, or Real Simple Syndication, is a simple Extensible Markup Language, or XML-based system that allows users to subscribe to their favorite websites. Using RSS, a webmaster can put their content into a standardized format, which can be viewed and organized through a RSS-aware software.

Our website properties are the primary source for our lead generation and advertising. The websites are designed to connect / “point” to each other, with the goal of keeping the user within our network. The longer the user stays within the network, the more valuable that user becomes to potential advertisers.

Other Products and Services

•
MapGui - through our website www.accelerize.com we sell Flash-software maps. These are electronic map-based reporting interfaces, which are easy to implement using basic HTML skills and allow the user to display interactive data. Uses of our MapGui products can range from a simple brochure-ware website to various business applications.

Industry/Market Trends

We believe that our business depends upon three separate industries/market trends:

•	RSS (Real Simple Syndication)

•	Social Networking

•	Internet Content Providers

RSS (Real Simple Syndication). We believe that RSS has significant potential from a marketing perspective. According to Forrester's Marketer Online Survey from February 2005, 57% of marketers are interested in using RSS as a marketing channel. According to the Pew Internet and American Life Project survey from January 2005, as of the end of 2004 about 6,000,000 U.S. adults subscribe to RSS feeds, and in a study by Slashdot from March 2005, as of March 2005 73% of RSS subscribers said they will increase their use of RSS. We believe that user growth is also expected to come from new RSS subscribers when the next version of Internet Explorer 7 launches later this year with an RSS reader built in.

Social Networking. As the Internet becomes a more integrated part of consumers’ everyday lives, it is no surprise that its use as a communication and networking vehicle continues to flourish. Today, social networking sites provide consumers, especially those in the younger demographics, a way to connect with like-minded individuals to share their opinions and their passions. We believe that savvy marketers, from various industries, such as entertainment, consumer goods and automotive, are taking note of the social networking phenomenon, and tapping the power of these wired influencers to spread their messages.

Internet Content Providers. According to a February 2004 study by Outsell, Inc., a research and advisory firm, the top information content providers, which include large companies such as Reuters, Reed Elsevier, Thomson, AOL, Pearson, Gannett, McGraw-Hill, Wolters Kluwer and Gartner, had aggregate revenues of approximately $196 billion. Furthermore, according to the same study by Outsell, businesses and other users spend approximately $50 billion a year to acquire information online. Financial and business information includes the profile, history, ownership, financial reporting, sales, marketing and business development of a company, as well its regulatory filings, analyst coverage, research reports, news alerts and stock quotes. Much of this information is required to be filed with the SEC.

We believe that we have positioned Accelerize to be the source for accurate, financial content distribution. Accelerize New Media Inc.'s content network of Financial Information Portals allows professionals and investors to research and track corporate intelligence, executive compensation data and real-time SEC filings.

Intellectual Property

Employees are required to execute confidentiality and non-use agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential business partners or customers regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties’ respective rights and obligations include provisions for the protection of our intellectual property rights. For example, the standard language in our agreements provides that we retain ownership of all patents and copyrights in our technologies and requires our customers to display our copyright and trademark notices.

Competition

Our primary competitors include:

Edgar Online, Inc. (Nasdaq GM: “EDGR”), which provides financial and business information of global companies contained in their SEC filings in a user-friendly format.

TheStreet.com, Inc. (Nasdaq GM: “TSCM”), which provides financial news and analysis to individual and professional investors, through electronic publishing, and securities research and brokerage.

Other large competitors in the business information industry are Reuters, Standard & Poor’s and Thomson Financial. Competition for information focused on financial data or credit risk comes from companies such as S&P’s Capital IQ, Dun & Bradstreet and Factset. Competition for legal information comes from companies such as Thompson’s Global Securities Information. Other competitors include companies such as 10-K Wizard Technology, which focus on simple SEC data offerings, and MSN Money and Yahoo! Finance, which are more focused on serving individual investors.

We believe that we can compete in attracting users who are individual investors to our sites, because our services are free to the user. The principal competitive factors relating to attracting and retaining users include the quality and relevance of our search results, and the usefulness, accessibility, integration and personalization of the online services that we offer as well as the overall user experience on our website.  In the case of attracting advertisers, the principal competitive factors are the reach, effectiveness and efficiency of our marketing services as well as the creativity of the marketing solutions that we offer. The majority of our competitors, however, have significantly greater resources, brand recognition and operating history than we do, and most of our competitors offer more extensive search features than we presently offer. We believe, however, that based on our free use, content and features of the products and services that we provide, we remain highly competitive in the financial and business information market.

Government Regulation

Although there are currently relatively few laws and regulations directly applicable to the Internet, it is possible that new laws and regulations will be adopted in the United States and elsewhere. The adoption of restrictive laws or regulations could slow or otherwise affect Internet growth. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, taxation, defamation and personal injury), will not expose us to significant liabilities, slow Internet growth or otherwise hurt us financially.

Employees

As of December 1, 2006 we had 4 full-time employees, and 2 consultants, including all of our executive officers. As a result of the TDRG acquisition, we expect to hire 2 additional employees. None of our employees are covered by collective bargaining agreements, and we believe our relationships with our employees to be good.

Property

We do not own or lease any real property. Our operations are carried out from the employees’ and consultants’ respective homes and offices. We will not assume the lease (and the sublease) of TDRG, which will remain as primary tenant on the lease. We will use and occupy the space and pay the rent on a pass through basis. TDRG also sublets a portion of the premises. Amounts received by TDRG under the sublease will offset amounts owing by us under the lease pass through.

Legal Proceedings

We are currently not a party to any pending litigation, government investigation or any other legal proceedings.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and principal position of our executive officers and directors as of December 21, 2006:

Name	Age	Position
Brian Ross	31	President, Chief Executive Officer, Treasurer, Secretary, Director
Chris Meredith	36	Chief Technology Officer, Assistant Treasurer, Assistant Secretary, Director
Daniel Minton	29	Vice President

Brian Ross. Mr. Ross has served as our President, Chief Executive Officer and director since November 2005. He served as Senior Vice President of Business Development for iMall, Inc. from 1994 and became Director of Investor Relations in June 1997. iMall, Inc. was acquired by Excite@Home in October 1999. Mr. Ross then served as a Business Development Manager in Excite@Home’s E-Business Services Group until December 1999. After the sale of iMall, Mr. Ross was a founding investor of GreatDomains Inc. which was sold in October 2000 to Verisign. From March 2000, he was Director of Business Development for Prime Ventures Inc., a leading Venture Partner firm focusing on early stage companies in Southern California. In July 2004, Mr. Ross became a founding investor in E-force Media, a diversified online marketing company where he acted as interim Director of Business Development. Mr. Ross attended the University of Santa Barbara.

Chris Meredith. Mr. Meredith founded Accelerize’s predecessors in 2001 to provide cutting-edge Internet development services. Mr. Meredith served as our Chief Technology Officer since November 2005, and as a director since December 2006. Mr. Meredith brings over ten years of Internet technology and product development in the financial, competitive intelligence, marketing and telecommunications industries. He was instrumental in creating Accelerize’s core consumer product EDGAR Index, an RSS-based SEC filing alert service. Prior to his work at Accelerize, Mr. Meredith led product development at Intelligence Data, a division of Thompson Financial. Mr. Meredith also led product development at mBLAST marketing portal and Senior Technical Lead at TNCI, a leading telecommunications provider. Chris attended the University of Massachusetts, Amherst and Massachusetts College of Art, and received a Diploma in Professional Photography from New England School of Photography.

Daniel Minton. Mr. Minton manages our website, Accelerize.com, since our inception. Mr. Minton started in the world of new media in the late 1990s as lead programmer for Watershed Consulting, and developing core solutions for Accelerize. In 2002 Watershed Consulting was hired by The Coleman Company to develop an Outdoor Recreation Community on the Internet. He was instrumental in designing the National Recreation Database which was published as the Coleman Outernet. From 2004 until he joined our company, Mr. Minton served as Vice President of Seed Advertising where he was responsible for all lead generation initiatives, sales, and interactive marketing. Daniel attended Washington State University, where he studied English and Philosophy. Mr. Minton’s responsibility at Accelerize will include all lead generation initiatives, as well as on line advertising and media purchasing.

Directors Compensation

Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings.

Committees of the Board of Directors

Our Board of Directors has not yet established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee. We plan to expand our board in the future and we will seek to establish an Audit Committee and a Compensation Committee, but this will depend on our ability to attract and retain new directors. The functions of such committees are currently being undertaken by the entire board as a whole. Currently no member of our board is an audit committee financial expert. We do not have the resources to recruit a board member which would also be a financial expert. We may start our recruiting process for such board member during 2007 assuming that our financial position improves.

Code of Ethics

We have not adopted a Code of Business Conduct Ethics. Due to our small number of employees and limited history, we do not believe a Code of Ethics adds significant benefit to our operations, though we plan to consider this further as we grow.

Employment Agreements

Currently, none of our employees, including executive employees have employment agreements with us, except Brian Ross, our President, Chief Executive Officer and Director, and Chris Meredith, our Chief Technology Officer and Director.

Mr. Ross’s employment agreement is effective as of January 1, 2007 and continues until the earlier of January 1, 2010 or its earlier termination or expiration. The agreement is renewable for additional periods thereafter. Under the agreement Mr. Ross is entitled to an annual base salary of $90,000. If the company does not make monthly salary payments during the term of his employment, such salary will accrue without interest. Mr. Ross is entitled to other benefits, including, reimbursement for reasonable business expenses and health insurance premiums. In addition, Mr. Ross will be entitled to receive non-qualified stock options to purchase up to 2,000,000 shares of the company. The agreement may be terminated by either party without cause upon a 30-day prior written notice. If the company elects to terminate Mr. Ross’s employment without cause during the term, he shall be entitled to severance payment of the greater of the remaining payments due on the term of the agreement or an annual base salary of one year. The company may also terminate the agreement and Mr. Ross’s employment upon his illness or disability for a continuous period of more than 45 days, his death or for cause. The agreement contains customary non-solicitation, non-competition, no recruiting, confidentiality and assignment of work product provisions.

Mr. Meredith’s employment agreement is effective as of January 1, 2007 and continues until the earlier of January 1, 2010 or its earlier termination or expiration. The agreement is renewable for additional periods thereafter. Under the agreement Mr. Meredith is entitled to an annual base salary of $150,000. Mr. Meredith is entitled to other benefits, including, reimbursement for reasonable business expenses and health insurance premiums. In addition, Mr. Meredith will be entitled to receive non-qualified stock options to purchase up to 200,000 shares of the company. The agreement may be terminated by either party without cause upon a 30-day prior written notice. If the company elects to terminate Mr. Meredith’s employment without cause during the term, he shall be entitled to severance payment of the greater of the remaining payments due on the term of the agreement or an annual base salary of one year. The company may also terminate the agreement and Mr. Meredith’s employment upon his illness or disability for a continuous period of more than 45 days, his death or for cause. The agreement contains customary non-solicitation, non-competition, no recruiting, confidentiality and assignment of work product provisions.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned for services rendered to us in all capacities during each of the fiscal years indicated by the persons who served as our Chief Executive Officer and our three other most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year. No other executive officer earned salary and bonus in excess of $100,000 during the fiscal year ended December 31, 2005 or during the period ending December 21, 2006.

Summary Compensation Table:

	Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)
Brian Ross, President, Chief Executive Officer, Treasurer and Secretary	2005(1)	--	--	--	--
	2006	--	6,100,000	--	--
Chris Meredith, Chief Technology Officer, Assistant Treasurer and Assistant Secretary	2005	--	--	--	--
	2006	127,000	3,050,000	--	--
Daniel Minton, President of Accelerize.com	2005(2)	--	--	--	--
	2006	--	600,000	--	--
Darren Dayton, Director of Investor Relation Services	2005	--	--	--	--
	2006	60,000	250,000	--	--

(1) Mr. Ross presently provide his services to our company without compensation. Under the terms of his employment agreement, Mr. Ross will be entitled to an annual salary of $90,000 commencing January 1, 2007, provided, that if we do not make monthly salary payments to Mr. Ross during the term of his employment, his salary will accrue without interest.

(2) Mr. Minton presently provide his services to our company without compensation. Beginning January 1, 2007 we will begin compensating him for his services. The amount of his annual compensation will be $60,000.

Limitation on Liability

Under our certificate of incorporation, the personal liability of our directors for monetary damages for breach of fiduciary duty is eliminated to the fullest extent permissible under Delaware law.

In addition, our bylaws provide that we have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or preceding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, or employee of the company, or served at the request of the company as a director, officer, employee or agent of another enterprise.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

As of December 1, 2006 we had 19,140,027 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of December 21, 2006 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Common Stock		Preferred Stock		Percent of Vote
	# of Shares	% of Class	# of Shares	% of Class
Brian Ross	6,100,000	31.9%	0	n/a	24.8%
Chris Meredith	3,050,000	15.9%	0	n/a	12.4%
Daniel Minton	600,000	3.1%	0	n/a	2.4%
All officers and directors as a group (four persons)	9,750,000	50.9%	0	n/a	39.6%
Sharon Standowski 307 Wildflower Ct. Jackson, NJ 08527	1,750,000	9.1%	0	n/a	7.1%
Camien Advisors LLC (3) 2166 East 2nd Street Brooklyn, NY 11223	1,750,000	9.1%	0	n/a	7.1%
Jill Lamberson P.O. Box 2924 Columbia Falls, MT 59912	1,050,000	5.5%	0	n/a	4.3%

(1) Unless otherwise indicated, the business address of each person listed is in care of Accelerize New Media, Inc. 6477 Highway 93 South, Suite 303, Whitefish, Montana 59937.

(2) The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

(3) Camien Advisors LLC is a New York limited liability company. Mr. Leonard Dietz is the CEO of Camien Advisors LLC, and has sole voting and investment powers with regard to the shares of Camien Advisors LLC.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share. As of December 1, 2006 we had 19,140,027 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock, $.001 par value, and as of December 1, 2006 we have issued 54,000 shares of 10% Series A Convertible Preferred Stock. In addition, our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control. The designations, rights and preferences of the Series A Convertible Preferred Stock provide:

•	the stated value of each share is $15.00,

•
the shares pay cumulative dividends of 10% per annum payable quarterly on each of September 1, December 1, March 1 and June 1 beginning on September 1, 2006. Dividends are payable at our option in cash or shares of our common stock valued at $0.15 per share;

•	the shares carry a liquidation preference equal to the stated value plus any accrued but unpaid dividends;

•
the shares are entitled to vote together with our common stock on all matters submitted to a vote of our stockholders. Each share of Series A Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock;

•
we cannot sell any shares of common stock for a consideration per share less than $0.15, nor issue any securities that are convertible into or exchangeable for common stock at an exercise or conversion price below $0.15 per share, without the prior written consent of the holders of a majority of the shares of Series A Convertible Preferred Stock then issued and outstanding. Excluded from this limitation is the issuance of stock options to our management under a qualified stock option plan.

•	the shares are not redeemable by us nor are they subject to any call option, and

•
each share of Series A Convertible Preferred Stock is convertible at the option of the holder into shares of our common stock at an initial conversion price of $0.15 per share subject to adjustment for stock splits, dividends and reclassifications. In the event a public market is established for our common shares, the shares of Series A Convertible Preferred Stock are subject to mandatory conversion by us upon 30 days notice if the average closing price of our common stock is $0.40 or more per share for 10 consecutive trading days and the average daily volume is at least 100,000 shares.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Warrants

As of December 1, 2006 we issued warrants to purchase an aggregate of 1,350,000 shares of our common stock as follows:

In connection with the sale of the 54,000 shares of Series A Convertible Preferred Stock, we issued the holders seven year warrants to purchase an aggregate of 810,000 shares of our common stock at an exercise price of $0.15 per share. The Warrants contain a cashless exercise provision, which permits the holder, rather than paying the exercise price in cash, to surrender a number of Warrants, the shares underlying which have a market value equal to the exercise price of the Warrants being exercised. The exercise price of the Warrants and the number of shares issuable upon the exercise of the Warrants is subject to adjustment in the event of stock splits, stock dividends and reorganizations, or in the event we issue shares of common stock or securities convertible or exchange for shares of our common stock at an effective price less than the then exercise price of the Warrants in which event the exercise price would be adjusted downward.

Options

On December 15, 2006 our board of directors and shareholders adopted the Accelerize New Media, Inc. Stock Option Plan, or the Plan. As of December 21, 2006 we did not issue any options under the Plan.

The purpose of the Plan, is to encourage employees, directors and other individuals (whether or not employees) who render services to Accelerize and its subsidiaries. The Plan is administered by the board of directors. The Board determines to whom options shall be granted under the Plan, whether options granted are intended to be incentive stock options, or ISOs, or nonqualified stock options, or NSOs, the terms of the options and the number of shares of common stock that may be granted under the Plan. The Board may delegate to the Compensation Committee of the Board , if any, the authority of the Board to make determinations and to take the aforementioned actions.

The total number of our shares that may be subject to options under the Plan is 4,300,000 shares of our common stock. In certain circumstances, the maximum number of shares of common stock subject to options that may be granted to any individual in the aggregate in any calendar year may not exceed 2,000,000 shares. Shares of common stock subject to an option that is not fully exercised prior to its expiration or other termination shall again become available for grant under the terms of the Plan. Each option will expire ten years from its date of grant, provided that no ISO granted to an employee who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the company or any subsidiary will expire later than five years from its date of grant.

The exercise price of each option will be set by the Board in its discretion; provided that the price will be at least 100 percent of the fair market value of the shares on the date on which the Board awards the option, which shall be considered the date of grant of the option for purposes of fixing the price. The price with respect to an ISO granted to an employee who at the time of grant owns stock representing more than 10 percent of the voting power of all classes of stock of the company or of any subsidiary will be at least 110 percent of the fair market value of the shares on the date of grant of the ISO.

Transfer Agent

Our transfer agent is Florida Atlantic Stock Transfer, with an address at: 7130 Nob Hill Road, Tamarac, FL 33321; Phone: 954-726-4954 Fax: 954-726-6305.

SELLING SECURITY HOLDERS

The common stock being offered by the selling stockholders were issued pursuant to the transactions described above under Management Discussion and Analysis or Plan of Operations: Capital Raising Transactions, and include shares issuable upon the conversion of preferred stock, payment of dividends thereon, and exercise of warrants. We are registering the common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as otherwise indicated in this prospectus, and for the ownership of the common stock, the preferred stock and the warrants issued pursuant to the securities purchase agreement, the selling stockholders have not had any material relationship with us within the past three years. To our knowledge, except as otherwise indicated, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of common stock beneficially owned by each selling stockholder, based on its ownership of the common stock, preferred stock and warrants, as of the date of this prospectus, assuming conversion of the preferred stock and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise. The third column lists the common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares Common of Stock Beneficially Owned Prior to Offering (1)	Percentage of Shares of Common Stock Beneficially Owned Prior to Offering (2)	Maximum Number of Shares of Common Stock to be sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned after Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering
James Adametz	80,934 (3)	*	80,934		0%
Michael Bruno	100,000	*	100,000		0%
Leonard Cohen	135,356 (4)	*	135,356		0%
Elicia David	640,767 (5)	3.3%	640,767		0%
Phillip David	100,000	*	100,000		0%
Richard David	100,000	*	100,000		0%
Robert Gerola	525,000	2.7%	525,000		0%
Dr. Austin Gleason	520,712 (6)	2.7%	520,712		0%
Georgeanna Gleasson	50,000	*	50,000		0%
Chris Gordon	200,000	1.0%	200,000		0%
Dr. Wilfred Huse	100,000	*	100,000		0%
Gad Janay	634,630 (7)	3.2%	634,630		0%
Dr. Michel Janis	100,000	*	100,000		0%
Brian Kandel	100,000	*	100,000		0%
Patrick Keating	80,802 (8)	*	80,802		0%

Jill Lamberson	1,050,000	5.5%	1,050,000	0%
Dan Lee	641,425 (9)	3.3%	641,425	0%
Frank Lee	15,000	*	15,000	0%
Gregory Menillo	280,255 (10)	1.5%	280,255	0%
Jeff Miller	270,219 (11)	1.4%	270,219	0%
Andrew Moley	539,123 (12)	2.7%	539,123	0%
Russ Moore	200,000	1.0%	200,000	0%
David Mulkey	200,000	1.0%	200,000	0%
Mario Novogrodski	100,000	*	100,000	0%
Victor Novogrodski	100,000	*	100,000	0%
Pierce D. Nunley	764,123 (13)	3.9%	764,123	0%
Dr Jayakumar Patil	354,774 (14)	1.8%	354,774	0%
Gail and Richard Ross	50,000	*	50,000	0%
Matt Rottenberg	10,000	*	10,000	0%
Len Schiller	370,767 (15)	1.9%	370,767	0%
Phil Schiller	370,603 (16)	1.9%	370,603	0%
Donald R. Smith	420,384 (17)	2.2%	420,384	0%
Sharon Standowski	1,750,000	9.1%	1,750,000	0%
David Stein	100,000	*	100,000	0%
Andy Taffin	100,000	*	100,000	0%
Linda Vanle	80,934 (18)	*	80,934	0%
Richard Viglione	25,000	*	25,000	0%
Johnny Walker	50,000	*	50,000	0%
Joyce Westmoreland	319,726 (19)	1.6%	319,726	0%
Doug Wertheimer	270,767 (20)	1.4%	270,767	0%
Wayne White	100,000	*	100,000	0%
Jan Zigler	100,000	*	100,000	0%
Camien Advisors LLC	1,750,000 (21)	9.1%	1,750,000	0%
J. Truman Bidwell Jr.	329,451 (22)	1.7%	329,451	0%
Jo-Bar Enterprises, LLC	640,767 (23)	3.3%	640,767	0%
Mulkey II Limited Partnership	539,562 (24)	2.7%	539,562	0%
Norman H. Cohen & S. Randall Partnership	184,890 (25)	1%	184,890	0%
Simon Asset Management	740,548 (26)	3.8%	740,548	0%
Skyebanc, Inc.	178,200 (27)	*	178,200	0%
Mario Marsillo Jr.	120,059 (28)	*	120,059	0%
Vincent LaBarbara	94,278 (29)	*	94,278	0%
Richard Galterio	77,422 (30)	*	77,422	0%
Peter Fulton	60,041 (31)	*	60,041	0%
Darlene Gaudios	10,000 (32)	*	10,000	0%
Total	16,826,519	86.9%	16,826,519	0%

* Less than 1 percent

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

(2) Based on 19,140,027 shares outstanding as of December 1, 2006.

(3) Includes 60,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 9,000 shares underlying warrants and 10,405 shares to be received as PIK dividends.

(4) Includes 100,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 15,000 shares underlying warrants and 17,342 shares to be received as PIK dividends.

(5) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 69,370 shares to be received as PIK dividends.

(6) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 34,685 shares to be received as PIK dividends.

(7) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 69,370 shares to be received as PIK dividends.

(8) Includes 60,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 9,000 shares underlying warrants and 10,405 shares to be received as PIK dividends.

(9) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 69,370 shares to be received as PIK dividends.

(10) Includes 133,333 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 20,000 shares underlying warrants and 23,123 shares to be received as PIK dividends.

(11) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 34,685 shares to be received as PIK dividends.

(12) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 69,370 shares to be received as PIK dividends.

(13) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 69,370 shares to be received as PIK dividends.

(14) Includes 153,333 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 23,000 shares underlying warrants and 26,592 shares to be received as PIK dividends.

(15) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 34,685 shares to be received as PIK dividends.

(16) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 34,685 shares to be received as PIK dividends.

(17) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 34,685 shares to be received as PIK dividends.

(18) Includes 60,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 9,000 shares underlying warrants and 9,827 shares to be received as PIK dividends.

(19) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 34,685 shares to be received as PIK dividends.

(20) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 34,685 shares to be received as PIK dividends.

(21) Mr. Leonard Dietz is the CEO of Camien Advisors LLC, and has sole voting and investment powers with regard to the shares of Camien Advisors LLC.

(22) Includes 133,333 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 23,123 shares underlying warrants and 34,685 shares to be received as PIK dividends.

(23) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 69,370 shares to be received as PIK dividends. Mr. Joel Stone, Mr. Russell Stone and Mrs. Barbara Stone are the Managing Directors of Jo-Bar Enterprises, LLC, and have shared voting and investment powers with regard to the shares of Jo-Bar Enterprises, LLC.

(24) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 69,370 shares to be received as PIK dividends. Mr. David Mulkey is the General Partner of Mulkey II Limited Partnership, and has sole voting and investment powers with regard to the shares of Mulkey II Limited Partnership.

(25) Includes 100,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 15,000 shares underlying warrants and 17,342 shares to be received as PIK dividends. Mr. Norman H. Cohen & Mrs. Stephanie Randall are the General Partners of Norman H. Cohen & S. Randall Partnership, and have shared voting and investment powers with regard to the shares of Norman H. Cohen & S. Randall Partnership.

(26) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 69,370 shares to be received as PIK dividends. Mr. Howard Liebriech is the General Partner of Simon Asset Management, and has sole voting and investment powers with regard to the shares of Simon Asset Management.

(27) Includes 178,200 shares underlying warrants. Mr. Vincent LaBarbara is the Chief Executive Officer of Skyebanc, Inc. and has sole voting and investment powers with regard to the shares underlying Skyebanc’s warrants. Skyebanc, Inc. is a registered broker-dealer and considered an "underwriter" within the meaning of the Securities Act. Skyebanc informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, they had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(28) Includes 120,059 shares underlying warrants. Mr. Marsillo is an affiliate of Skyebanc, Inc., a registered broker-dealer.  Mr. Marsillo informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, he had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(29) Includes 94,278 shares underlying warrants. Mr. LaBarbara is an affiliate of Skyebanc, Inc., a registered broker-dealer. Mr. LaBarbara informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, he had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(30) Includes 77,422 shares underlying warrants. Mr. Galterio is an affiliate of Skyebanc, Inc., a registered broker-dealer. Mr. Galterio informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, he had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(31) Includes 60,041 shares underlying warrants. Mr. Fulton is an affiliate of Skyebanc, Inc., a registered broker-dealer. Mr. Fulton informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, he had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(32) Includes 10,000 shares underlying warrants. Ms. Gaudis is an affiliate of Skyebanc, Inc., a registered broker-dealer. Ms. Gaudis informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, she had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares in transactions exempt from the registration requirements of the Securities Act, including under Rule 144 thereunder, as described below, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. Skyebanc, Inc., one of the selling stockholders, is a registered broker-dealer and is an underwriter, as set forth above in note 27 under “Selling Security Holders.”

The company has advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus is a part shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act and the Securities and Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under the registration statement of which this prospectus is a part.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock.

SHARES ELIGIBLE FOR FUTURE SALE

We have 19,140,027 shares of common stock issued and outstanding, of which 9,140,027 shares were included in the registration statement of which this prospectus is a part and will be freely tradable shares, upon the effective date of the registration statement of which this prospectus is a part so long as we keep this prospectus current. In addition, the registration statement of which this prospectus is a part also registers 7,686,492 shares of our common stock issuable upon the exercise of outstanding warrants, the conversion of our 10% Series A Convertible Preferred Stock or the issuance of common stock under as dividends on the preferred stock. Upon the exercise or conversion of those securities in accordance with their respective terms, the underlying shares will be freely tradable by persons other than our affiliates providing that this prospectus is current.

In general, under Rule 144 under the Securities Act, as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during a specified four week period. The sales must be handled in all respects as routine trading transactions, and brokers may not receive more than a normal commission. Neither the seller nor the broker can solicit orders to buy the securities. At the time the order is placed, seller must file a notice with the SEC on Form 144, if the sale involves more than 500 shares or the aggregate dollar amount is greater than $10,000 in any three-month period. The sale must take place within three months of filing the Form and, if the securities have not been sold, seller must file an amended notice. There must be adequate current information about our securities before the sale can be made.

Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

As of December 21, 2006 none of our issued and outstanding shares were eligible for sale under Rule 144, because none of our shareholders meets the one year holding period.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Worcester LLP, 1290 Avenue of the Americas, New York, NY 10104. Members and employees of this firm own an aggregate of 329,451 shares of our common stock, 1,333 shares of our 10% Series A Convertible Preferred Stock, and warrants to purchase 20,000 share of our common stock.

EXPERTS

Our financial statements as of and for the year ended December 31, 2005, included in this prospectus have been audited by Sherb and Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

We will file annual and special reports and other information with the SEC. You may read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.

ACCELERIZE NEW MEDIA, INC.

Accelerize New Media, Inc.

PRO FORMA COMBINED FINANCIAL STATEMENTS

September 30, 2006 and December 31, 2005

DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

During December 2006, Accelerize New Media, Inc., (“the Company”) entered into an Asset Purchase Agreement to acquire a substantial portion of the operating asset of The Debt Reduction Group, LLC (“DRG”). Pursuant to the Asset Purchase Agreement, the Company is expected to acquire in January 2007 the accounts receivable and substantially all intangible assets of DRG in consideration of issuing 3,500,000 shares of its common stock to the managing members of DRG as well as granting 500,000 warrants to certain of DRG’s employees which may be earned based upon certain milestones related to target revenues and operating margins covering 18 months after closing. The Company expects that the Asset Purchase Agreement will be effective in January 2007.

The acquisition of the operations of DRG will be accounted pursuant to the Financial Accounting Standard (“FAS”) No. 141, Business Combinations, which provides that the assets and liabilities acquired and the equity interest issued are initially recognized at the date of acquisition and measured at the fair value of the net assets acquired and consideration exchanged. Additionally, FAS No. 141 provides that the results of operations of the acquired entity after the effective date of acquisition be consolidated in the results of operations of the acquiror.

The unaudited pro forma combined balance sheet as of September 30, 2006 presents the Company's financial position as if the acquisition of DRG's assets had been completed as of September 30, 2006.  The unaudited pro forma combined statements of operations for the nine months ended September 30, 2006 present the Company's results of operations as if the acquisition of DRG's assets had been completed as of January 1, 2006.  The unaudited pro forma combined statements of operations for the year ended December 31, 2005 present the Company's results of operations as if the acquisition of DRG's assets had been completed as of January 1, 2005.

These unaudited pro forma financial statements are based in part upon the Company's historical financial statements and the historical financial statements of DRG contained elsewhere in this prospectus and should be read in conjunction with those financial statements and the notes thereto.

The unaudited pro forma financial statements are not necessarily indicative of what the Company's actual financial position or results of operations would have been as of the date or for the periods indicated, nor does it represent the Company's financial position or results of operations for any future date or period.

ACCELERIZE NEW MEDIA, INC.
Pro forma Consolidated Balance Sheet

September 30, 2006
(Unaudited)

	Accelerize	The Debt Reduction		Pro forma		Pro forma
	New Media, Inc.	Group, LLC	Combined	Adjustments		Consolidated
ASSETS
Current Assets:
Cash	$498,883	$61,105	$559,988	$(61,105)	(a)	$498,883
Accounts receivable	30,833	6,170	37,003	-		37,003
Prepaid expenses	2,575	-	2,575	-		2,575
Total current assets	532,291	67,275	599,566	(61,105)		538,461

Property and equipment, net of accumulated depreciation of $62,767	-	36,254	36,254	-		36,254
Website development costs, net of accumulated depreciation of $28,545	70,632	-	70,632	-		70,632
Intangible assets				111,094	(b)	111,094
Other assets	-	9,015	9,015	(9,015)	(a)	-

Total assets	$602,923	$112,544	$715,467	$40,974		$756,441

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$6,344	$34,718	$41,062	$-		$41,062
Reserve for refunds	-	70,681	70,681	-		70,681

Total current liabilities	6,344	105,399	111,743	-		111,743

Payable to former member	-	64,026	64,026	(64,026)	(a)	-

Stockholders' (Deficit) Equity:
Preferred stock, 2,000,000 shares authorized, 49,100 issued	661,067	-	661,067	-		661,067
Common stock, 100,000,000 authorized, 19,014,005 issued and outstanding	19,014	-	19,014	3,500	(a)	22,514
Members' deficit	-	(56,881)	(56,881)	56,881	(b)	-
Additional paid-in capital	1,847,851	-	1,847,851	101,500	(a)	1,892,470
				(56,881)	(b)
Accumulated deficit	(1,931,353)	-	(1,931,353)			(1,931,353)

Total stockholders’ (deficit) equity	596,579	(56,881)	539,698	105,000		644,698

Total liabilities and stockholders’ (deficit) equity	$602,923	$112,544	$715,467	$40,974		$756,441

See Notes to Unaudited Proforma Financial Statements

ACCELERIZE NEW MEDIA, INC.
Pro forma Statements of Operations
For the Year Ended December 31, 2005
(Unaudited)

	Accelerize	The Debt Reduction		Pro forma	Pro forma
	New Media, Inc.	Group, LLC	Combined	Adjustments	Consolidated

Revenues	$9,526	$1,001,242	$1,010,768	$-	$1,010,768

Cost of revenues	-	215,936	215,936	-	215,936

Gross profit	9,526	785,306	794,832	-	794,832

Operating expenses:
Selling, general and administrative	6,971	827,950	834,921	-	834,921
Total operating expenses	6,971	827,950	834,921	-	834,921

Operating income (loss)	2,555	(42,644)	(40,089)	-	(40,089)

Other expenses:
Interest expense-related party	-	(1,640)	(1,640)	-	(1,640)
Interest expense	-	(5,859)	(5,859)	-	(5,859)
	-	(7,499)	(7,499)	-	(7,499)

Net income (loss) before discontinued operations and income tax	$2,555	$(50,143)	$(47,588)	$-	$(47,588)

ACCELERIZE NEW MEDIA, INC.
Proforma Statements of Operations
For the nine-month period ended September 30, 2006
(Unaudited)

	Accelerize	The Debt Redution		Proforma	Proforma
	New Media, Inc.	Group LLC	Combined	Adjustments	Consolidated

Revenues	$159,052	$596,805	$755,857	$-	$755,857

Cost of revenues	-		-	-	-

Gross profit	159,052	596,805	755,857	-	755,857

Operating expenses:
Selling, general and administrative	2,086,576	605,679	2,692,255	-	2,692,255
Total operating expenses	2,086,576	605,679	2,692,255	-	2,692,255

Operating income (loss)	(1,927,524)	(8,874)	(1,936,398)	-	(1,936,398)

Other expenses:
Interest expense-related party	-	(1,969)	(1,969)	-	(1,969)
Interest expense	-	(190)	(190)	-	(190)
-		(2,159)	(2,159)	-	(2,159)

Net income (loss)	$(1,927,524)	$(11,033)	$(1,938,557)	$-	$(1,938,557)

Accelerize New Media, Inc.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

September 30, 2006 and December 31, 2005

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

During December 2006, Accelerize New Media, Inc., (“the Company”) entered into an Asset Purchase Agreement to acquire a substantial portion of the operating asset of The Debt Reduction Group, LLC (“DRG”). Pursuant to the Asset Purchase Agreement, the Company is expected to acquire in January 2007 the accounts receivable and substantially all intangible assets of DRG in consideration of issuing 3,500,000 shares of its common stock to the managing members of DRG as well as granting 500,000 warrants to certain of DRG’s employees which may be earned based upon certain milestones related to target revenues and operating margins covering 18 months after closing. The Company expects that the Asset Purchase Agreement will be effective in January 2007.

The acquisition of the operations of DRG will be accounted pursuant to the Financial Accounting Standard (“FAS”) No. 141, Business Combinations, which provides that the assets and liabilities acquired and the equity interest issued are initially recognized at the date of acquisition and measured at the fair value of the net assets acquired and consideration exchanged. Additionally, FAS No. 141 provides that the results of operations of the acquired entity after the effective date of acquisition be consolidated in the results of operations of the acquiror.

The unaudited pro forma combined balance sheet as of September 30, 2006 presents the Company's financial position as if the acquisition of DRG's assets had been completed as of September 30, 2006.  The unaudited pro forma combined statements of operations for the nine months ended September 30, 2006 present the Company's results of operations as if the acquisition of DRG's assets had been completed as of January 1, 2006.  The unaudited pro forma combined statements of operations for the year ended December 31, 2005 present the Company's results of operations as if the acquisition of DRG's assets had been completed as of January 1, 2005.

These unaudited pro forma financial statements are based in part upon the Company's historical financial statements and the historical financial statements of DRG contained elsewhere in this prospectus and should be read in conjunction with those financial statements and the notes thereto.

The unaudited pro forma financial statements are not necessarily indicative of what the Company's actual financial position or results of operations would have been as of the date or for the periods indicated, nor does it represent the Company's financial position or results of operations for any future date or period.

NOTE 2. UNAUDITED PRO FORMA ADJUSTMENTS

Adjustments included in the column under the heading "Pro Forma Adjustments" include the following:

(a) To reflect the deemed issuance of 3,500,000 shares of the common stock of the Company to the managing members of DRG, offset by the adjustments of certain assets and liabilities which are not assumed by the Company, as of September 30, 2006.

(b) To reclassify the accumulated members’ deficit of DRG as of September 30, 2006.

ACCELERIZE NEW MEDIA, INC.
BALANCE SHEET
September 30, 2006
(Unaudited)

ASSETS
Current Assets:
Cash	$498,883
Accounts receivable	30,833
Prepaid expenses	2,575
Total current assets	532,291

Website development costs, net of accumulated depreciation of $28,545	70,632

Total assets	$602,923

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$6,344
Total current liabilities	6,344

Stockholders' Equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, 49,100 issued
and outstanding	661,067
Common stock; $.001 par value; 100,000,000 shares authorized;
19,014,005 issued and outstanding	19,014
Additional paid-in capital	1,847,851
Accumulated deficit	(1,931,353)

Total stockholders’ equity	596,579

Total liabilities and stockholders’ equity	$602,923

See Notes to Unaudited Financial Statements.

ACCELERIZE NEW MEDIA, INC.
STATEMENTS OF OPERATIONS

	For the nine month period ended		For the three month period ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$159,052	$7,911	$99,671	$2,263

Operating expenses:
Selling, general, and administration expenses	2,086,576	3,688	129,200	1,108

Net (loss) income	$(1,927,524)	$4,223	$(29,529)	$1,155

Less dividend issued for Series A preferred stock	2,101	-	2,101	-

Net (loss) income attributable to common stock	$(1,929,625)	$4,223	$(31,630)	$1,155

Basic and diluted earnings per common share	$(0.10)	$0.00	$(0.00)	$0.00

Basic and diluted weighted average common
shares outstanding	18,748,958	18,748,958	19,014,005	19,014,005

See Notes to Unaudited Financial Statements.

ACCELERIZE NEW MEDIA, INC.
STATEMENTS OF CASH FLOWS

	For the nine month period ended
	September 30,
	2006	2005
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$(1,927,524)	$4,223

Adjustments to reconcile net (loss) income to net
cash used in operating activities:
Depreciation	28,545	-
Fair value of shares issued for services	1,550,000	-
Adjustments to reconcile net income to net cash provided by
operating activities:
Changes in operating assets and liabilities:
Accounts receivable	(30,833)	-
Prepaid expenses	(2,575)	-
Accounts payable and accrued expenses	4,156	-

Net cash (used in) provided by operating activities	(378,231)	4,223

Cash flows from investing activities
Website development costs	(99,177)	-
Cash flows used in investing activities	(99,177)	-

Cash flows from financing activities:
Distribution to member of capital	-	(5,322)
Proceeds from cash overdraft	-	546
Proceeds from issuances of common stock	330,000	-
Proceeds from issuance of preferred stock	736,500	-
Payment for closing costs	(110,433)	-
Net cash provided by financing activities	956,067	(4,776)

Net increase (decrease) in cash	478,659	(553)

Cash, beginning of period	20,224	553

Cash, end of period	$498,883	$-

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$-	$-

Cash paid for interest	$-	$-

See Notes to Unaudited Financial Statements

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Accelerize New Media, Inc. (“the Company”), a Delaware Corporation, incorporated on November 22, 2005, is an online based media and customer acquisition solutions provider that was formed through the combination of the business operations of EDGAR index and MapGui, both of which had been operating since 2001 as the private business entities of the Company’s current management team. Before the Company became incorporated, it was operating as a sole-proprietorship doing business as Accelerized New Media. The Company provides internet development services and turnkey customer acquisition solutions to small to medium size U.S. companies. The Company plans to focus much of its key web tool design using RSS, or Really Simple Syndication, technologies. RSS is a web content syndication format that is rapidly being adopted as a standard for use for Internet content query and customization.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of recurring accruals, considered for a fair presentation have been included. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- (Continued)

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

The Company’s cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. During the nine months ended September 30, 2006, the Company has reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institutions in which it holds deposits.

The Company's accounts receivable are due from a single customer, located in the United States. The Company determined that there was no need for an allowance for doubtful accounts.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition”. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

The Company’s traffic revenues are generated from the pay-per-click, cost-per-action listings, and banner ad sales of its portfolio of web sites. When an online user navigates to one of the Company’s owned and operated Web sites and clicks and or visits on a particular listing/web page or completes the specified action, the Company receives a fee.

The Company’s lead generation network revenues are primarily generated using third-party distribution networks to deliver the merchant advertisers’ listings. The distribution network includes search engines, shopping engines, directories, destination sites, Internet domains or Web sites, and other targeted Web-based content. The Company generates revenue upon delivery of a qualified lead to the Company’s merchant advertisers or partner. Other revenues include the Company’s lead generation web services, paid search optimization, landing page development services, and creative design.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- (Continued)

Customer Concentration

Two of the Company's customers accounted for approximately 49% and 42% of its revenues during the nine month period ended September 30, 2006. No customers accounted for more than 10% of the Company’s revenue during the nine month period ended September 30, 2005. The Company minimizes its customer concentration risks by diversifying its existing customer base.

Product Concentration

The Company collects revenues through three different forms. The first and main form is from using third-party distribution networks to deliver the merchant advertisers’ listings. The second part of the Company's revenues are derived from the pay-per-click, cost-per-action listings, and banner ad sales of its portfolio of web sites. When an online user navigates to one of the Company’s owned and operated Web sites and clicks and or visits on a particular listing/web page or completes the specified action, the Company receives a fee. The last form of revenue generation is considered other revenue, and is from the Company’s lead generation web services, paid search optimization, landing page development services, and creative design.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair value based on the short-term maturity of these instruments.

 Advertising

The Company expenses advertising costs as incurred. Advertising expense for the period ended September 30, 2006 and 2005 were $135,617 and $1,689, respectively.

Website Development Costs

The Company has capitalized certain internal use software and website development costs amounting to approximately $100,000 during the nine month period ended September 30, 2006.  The estimated useful life of costs capitalized is evaluated for each specific project and is one year.  During the nine month period ended September 30, 2006, the amortization of capitalized costs totaled approximately $29,000.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- (Continued)

Income Taxes

Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly. For the period ended September 30, 2005, the Company was operating as a sole-proprietorship and the total tax liability was assumed by a member of the management team on a personal basis. Therefore, no provision for income taxes has been recorded.

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.  Effective with its fiscal 2006, the Company fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107 prospectively. As such, compensation

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- (Continued)

cost is measured on the date of grant as its fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Segment Reporting

The Company operates in one segment, internet development services and turnkey customer acquisition solutions. The Company's chief operating decision-maker evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company's statements of operations.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment for APB Opinion No. 29". This statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for the Company's year ending December 31, 2006. Management is currently evaluating the impact of the adoption of SFAS No. 153 on the Company's consolidated financial position, liquidity, or results of operations.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after September 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial statements.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In July 2005, the FASB issued Emerging Issues Task Force ("EITF") 05-6, "Determining the Amortization period for Leasehold Improvements Purchased After Lease Inception or Acquired in a Business Combination", which addressed the amortization period for leasehold improvements made on operating leases acquired significantly after the beginning of the lease. The EITF is effective for leasehold improvements made in periods beginning after September 29, 2005. We adopted the provisions of EITF 05-6 on July 1, 2005, which did not have a material impact to the Company’s financial position, results of operations and cash flows.

In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

Basic and Diluted Earnings Per Share

Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the modified-treasury stock method). The outstanding warrants amounted to 810,150 at September 30, 2006. The warrants have been excluded from the earnings per share computation due to their anti-dilutive effect.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- (Continued)

The following sets forth the computation of basic and diluted earnings per share for the nine and three month periods ended September 30:

	For the nine month period ended		For the three month period ended
	September 30,		September 30,
	2006	2005	2006	2005
Numerator:
Net loss attributable to common stock	$(1,929,625)	$4,223	$(31,630)	$1,155

Denominator:
Denominator for basic earnings per share-
Weighted average shares outstanding	18,748,958	18,748,958	19,014,005	19,014,005
Denominator for diluted earnings per share-
Weighted average shares outstanding	18,748,958	18,748,958	19,014,005	19,014,005

Basic earnings per share	$(0.10)	$(0.00)	$(0.00)	$(0.00)
Diluted earnings per share	$(0.10)	$(0.00)	$(0.00)	$(0.00)

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 3 : WEBSITE DEVELOPMENT COSTS

Website development costs, net of depreciation are as follows at September 30, 2006:

September 30,
2006
Website development costs	$99,177
Total	99,177
Less: accumulated depreciation	(28,545)

Property and equipment, net	$70,632

Depreciation expense amounted to $28,545 during the nine month period ended September 30, 2006.

NOTE 4: STOCKHOLDERS’ EQUITY

Common Stock

In January 2006, the Company issued 3,500,000 shares of common stock which generated net proceeds of $315,000, after closing costs of $35,000 .

In January 2006, the Company issued 15,500,000 shares for services to officers for compensation valued at $1,550,000 or fair market value of $.10 per share.

On September 1, 2006, the Company paid dividends on its preferred stock. The dividends amounted to 14,005 shares of the common stock, valued at $2,101.

Preferred Stock

In August 2006, the Company designated 49,100 shares as 10% Series A Convertible Preferred Stock with a par value of $0.001.

The holder of the Series A Preferred Stock is entitled to an accumulative preferential dividends at the rate of 10% per annum, payable quarterly in arrears on each of September 1, December 1, March 1, and June 1, commencing on the first quarter after the issuance dated beginning September 1, 2006 in cash or shares of the Corporation’s Common Stock. If the Corporation elects to pay any dividend in shares of Common Stock, the number of shares of Common Stock to be issued to the Holder

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 4: STOCKHOLDERS' EQUITY-(Continued)

shall be an amount equal to the quotient of (i) the dividend payment divided by (ii) $0.15 per share.

The stock includes a liquidation preference corresponding to the amount invested. All issued or accrued but unpaid dividends may also be converted at the election of the Holder, and converted at $0.15 per share.

In August 2006, the Company issued 49,100 shares of preferred stock, which generated net proceeds of $661,067, after closing costs of $75,433.

Warrants

In connection with the issuance of the preferred stock, the Company also issued 736,500 warrants to purchase shares of common stock exercisable at a price of $0.15 per share to the investors. The warrants expire in September 2013.

The placement agent for the offering also received 484,667 seven year warrants to purchase shares of common stock at an exercisable price of $0.15 per share. The warrants expire in September 2013.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD
ENDED SEPTEMBER 30, 2006 and 2005
(UNAUDITED)

NOTE 5: SUBSEQUENT EVENTS

During October 2006, the Company designated and issued an additional 4,900 shares of 10% Series A Convertible Preferred Stock, which generated net proceeds of $66,150, after closing costs of $7,350.

In connection with the issuance of the preferred stock, the Company also issued 73,500 warrants to purchase shares of common stock exercisable at a price of $0.15 per share to the investors. The warrants expire in October 2013.

The placement agent for the offering also received 55,333 seven year warrants to purchase shares of common stock at an exercisable price of $0.15 per share. The warrants expire in October 2013.

During December 2006, the Company entered into an Asset Purchase Agreement to acquire a substantial portion of the operating asset of The Debt Reduction Group, LLC (“DRG”). Pursuant to the Asset Purchase Agreement, the Company will acquire the accounts receivables and substantially all intangible assets of DRG in consideration of issuing 3,500,000 shares of its common stock to the managing members of DRG as well as granting 500,000 warrants to certain of DRG’s employees which may be earned based upon certain milestones related to target revenues and operating margins covering 18 months after closing. The Company expects that the Asset Purchase Agreement will be effective in January 2007.

During December 2006, the Company adopted a stock option plan which provides for the grants of options exercisable in up to 4,300,000 shares of its common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Accelerize New Media, Inc.
Formerly “D/B/A Accelerize New Media, Inc.”
Whitefish, MT

We have audited the accompanying balance sheet of Accelerize New Media, Inc. formerly “D/B/A Accelerize New Media, Inc.” as of December 31, 2005 and 2004 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accelerize New Media, Inc. formerly “D/B/A Accelerize New Media, Inc.” as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
September 18, 2006

ACCELERIZE NEW MEDIA, INC.

formerly "D/B/A ACCELERIZE NEW MEDIA, INC."

BALANCE SHEET

December 31, 2005

ASSETS

CURRENT ASSETS:
Cash	$20,224
TOTAL CURRENT ASSETS	20,224

$20,224

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,187
TOTALCURRENT LIABILITIES	2,187

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value; authorized 2,000,000 shares;
issued and outstanding -0- shares	-
Common stock, $.001 par value, authorized 100,000,000 shares;
issued and outstanding -0- shares	-
Common stock to be issued	20,000
Additional paid-in-capital	(236)
Accumulated deficit	(1,727)
STOCKHOLDERS' EQUITY	18,037

$20,224

The accompanying notes are an integral part of the financial statements.

ACCELERIZE NEW MEDIA, INC.

formerly "D/B/A ACCELERIZE NEW MEDIA, INC."

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2005	2004

REVENUES	$9,526	$16,564

OPERATING EXPENSES:
Selling, general and administrative	6,971	10,130
TOTAL OPERATING EXPENSES	6,971	10,130

INCOME BEFORE INCOME TAXES	2,555	6,434

PROVISION FOR INCOME TAXES	-	-

NET INCOME	$2,555	$6,434

The accompanying notes are an integral part of the financial statements.

ACCELERIZE NEW MEDIA, INC.

formerly "D/B/A ACCELERIZE NEW MEDIA, INC."

STATEMENT OF CHANGES IN STOCKHOLDERS'/MEMBERS' EQUITY (DEFICIT)

						Total
				Additional		Stockholders'/
	Common stock		Common stock	Paid-In	Retained earnings	Members'
	Shares	Amount	to be issued	Capital	(Deficit)	Equity (deficit)

Balance, January 1, 2004	-	$-	$-	$-	$-	$-

Member distribution	-	-	-	-	(5,881)	(5,881)

Net income	-	-	-	-	6,434	6,434

Balance, December 31, 2004	-	-	-	-	553	553

Capital contribution	-	-	-	-	-	-

Member distribution	-	-	-	-	(5,321)	(5,321)

Net income through November 21, 2005	-	-	-	-	4,282	4,282

Balance, November 21, 2005	-	-	-	-	(486)	(486)

Incorporation, November 22, 2005	-	-	-	-	-	-

Recapitalization	-	-	-	(486)	486	-

Capital contribution	-	-	-	250	-	250

Common stock to be issued	-	-	20,000	-	-	20,000

Net loss from November 22, 2005 (inception)
through December 31, 2005	-	-	-	-	(1,727)	(1,727)

Balance, December 31, 2005	-	$-	$20,000	$(236)	$(1,727)	$18,037

The accompanying notes are an integral part of the financial statements.

ACCELERIZE NEW MEDIA, INC.

formerly "D/B/A ACCELERIZE NEW MEDIA, INC."

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,555	$6,434
Adjustments to reconcile net income to net
cash used in operating activities:

Changes in assets and liabilities:
Accounts payable	2,187	-
TOTAL ADJUSTMENTS	2,187	-

NET CASH USED PROVIDED BY OPERATING ACTIVITIES	4,742	6,434

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock to be issued	20,000	-
Member distribution	(5,321)	(5,881)
Capital contribution	250	-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	14,929	(5,881)

NET INCREASE IN CASH	19,671	553

CASH, BEGINNING OF YEAR	553	-

CASH, END OF YEAR	$20,224	$553

Cash paid for:
Interest	$-	$-
Taxes	$-	$-

The accompanying notes are an integral part of the financial statements.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 30, 2005 and 2004

NOTE 1: DESCRIPTION OF BUSINESS

Accelerize New Media, Inc. (“the Company”), a Delaware Corporation, incorporated on November 22, 2005, is an online based media and customer acquisition solutions provider that was formed through the combination of the business operations of EDGAR index and MapGui, both of which had been operating since 2001 as the private business entities of the Company’s current management team. Before the Company became incorporated, it was operating as a sole-proprietorship doing business as Accelerized New Media. The Company provides internet development services and turnkey customer acquisition solutions to small to medium size U.S. companies. The Company plans to focus much of its key web tool design using RSS, or Really Simple Syndication, technologies. RSS is a web content syndication format that is rapidly being adopted as a standard for use for Internet content query and customization.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 30, 2005 and 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(Continued)

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

The Company’s cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. During 2005, the Company has reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institutions in which it holds deposits.

The Company's accounts receivable are due from a single customer, located in the United States. The Company determined that there was no need for an allowance for doubtful accounts.

Revenue recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition”. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

The Company’s traffic revenues are generated from the pay-per-click, cost-per-action listings, and banner ad sales of its portfolio of web sites. When an online user navigates to one of the Company’s owned and operated Web sites and clicks and or visits on a particular listing/web page or completes the specified action, the Company receives a fee.

The Company’s lead generation network revenues are primarily generated using third-party distribution networks to deliver the merchant advertisers’ listings. The distribution network includes search engines, shopping engines, directories, destination sites, Internet domains or Web sites, and other targeted Web-based content. The Company generates revenue upon delivery of a qualified lead to the Company’s merchant advertisers or partner. Other revenues include the Company’s lead generation web services, paid search optimization, landing page development services, and creative design.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 30, 2005 and 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(Continued)

Customer Concentration

None of the Company's customers accounted for more than 10% of its revenues during the fiscal years ended December 30, 2005 and 2004. The Company minimizes its customer concentration risks by diversifying its existing customer base.

Product Concentration

The Company collects revenues through three different forms. The first and main form is from using third-party distribution networks to deliver the merchant advertisers’ listings. The second part of the Company's revenues are derived from the pay-per-click, cost-per-action listings, and banner ad sales of its portfolio of web sites. When an online user navigates to one of the Company’s owned and operated Web sites and clicks and or visits on a particular listing/web page or completes the specified action, the Company receives a fee. The last form of revenue generation is considered other revenue, and is from the Company’s lead generation web services, paid search optimization, landing page development services, and creative design.

Fair value of financial instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair value based on the short-term maturity of these instruments.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2005 and 2004 were $1,690 and $922, respectively.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 30, 2005 and 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(Continued)

Income taxes

Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly. For the years ended December 31, 2005 and December 31, 2004, the Company was operated as a sole-proprietorship and the total tax liability was assumed by a member of the management team on a personal basis. Therefore, no provision for income taxes has been recorded.

Stock based compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.  Effective with its fiscal 2006, the Company will fully adopt the provisions of SFAS No. 123R and

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 30, 2005 and 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(Continued)

related interpretations as provided by SAB 107 prospectively. As such, compensation cost is measured on the date of grant as its fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment for APB Opinion No. 29". This statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for the Company's year ending December 31, 2006. Management is currently evaluating the impact of the adoption of SFAS No. 153 on the Company's consolidated financial position, liquidity, or results of operations.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after September 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial statements.

In July 2005, the FASB issued Emerging Issues Task Force ("EITF") 05-6, "Determining the Amortization period for Leasehold Improvements Purchased After Lease Inception or Acquired in a Business Combination", which addressed the amortization period for leasehold improvements made on operating leases acquired significantly after the beginning of the lease. The EITF is effective for leasehold improvements made in periods beginning after September 29, 2005. We adopted the provisions of EITF 05-6 on July 1, 2005, which did not have a material impact to the Company’s financial position, results of operations and cash flows.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 30, 2005 and 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(Continued)

In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

NOTE 3: STOCKHOLDERS’ EQUITY

The Company incorporated on November 22, 2005, at which time the Company recapitalized its accumulated deficit of $486 into additional paid-in capital.

In connection with a private placement in January 2006, $20,000 was received by the Company in December 2005. The shares were issued in January 2006.

NOTE 4: SUBSEQUENT EVENTS - (Unaudited)

In January 2006, the Company issued 3,500,000 shares of common stock which generated net proceeds of $315,000, after closing costs of $35,000.

In January 2006, the Company issued 15,500,000 shares for services to officers for compensation valued at $1,550,000 or fair market value of $.10 per share.

On September 1, 2006, the Company paid dividends on its preferred stock. The dividends amounted to 14,005 shares of the common stock, valued at $2,101.

In August through October 2006, the Company designated 54,000 shares as 10% Series A Convertible Preferred Stock with a par value of $0.001.

ACCELERIZE NEW MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 30, 2005 and 2004

NOTE 4: SUBSEQUENT EVENTS - (Unaudited) - continued

The holder of the Series A Preferred Stock is entitled to an accumulative preferential dividends at the rate of 10% per annum, payable quarterly in arrears on each of September 1, December 1, March 1, and June 1, commencing on the first quarter after the issuance dated beginning September 1, 2006 in cash or shares of the Corporation’s Common Stock. If the Corporation elects to pay any dividend in shares of Common Stock, the number of shares of Common Stock to be issued to the Holder shall be an amount equal to the quotient of (i) the dividend payment divided by (ii) $0.15 per share.

The stock includes a liquidation preference corresponding to the amount invested. All issued or accrued but unpaid dividends may also be converted at the election of the Holder, and converted at $0.15 per share.

In August, September, and October 2006, the Company issued 54,000 shares of such preferred stock, which generated net proceeds of $729,000, after closing costs of $81,000.

In association with the issuance of the preferred stock, the Company also issued 810,000 warrants to purchase shares of common stock exercisable at a price of $0.15 per share to the investors. The warrants expire in September 2013.

The placement agent for the offering also received 540,000 seven year warrants to purchase shares of common stock at an exercisable price of $0.15 per share. The warrants expire in September 2013.

During December 2006, the Company entered into an Asset Purchase Agreement to acquire a substantial portion of the operating asset of The Debt Reduction Group, LLC (‘DRG”). Pursuant to the Asset Purchase Agreement, the Company will acquire the accounts receivables and substantially all intangible assets of DRG in consideration of issuing 3,500,000 shares of its common stock to the managing members of DRG as well as granting 500,000 warrants to certain of DRG’s employees which may be earned based upon certain milestones related to target revenues and operating margins covering 18 months after closing. The Company expects that the Asset Purchase Agreement will be effective in January 2007.

During December 2006, the Company adopted a stock option plan which provides for the grants of options exercisable in up to 4,300,000 shares of its common stock.

THE DEBT REDUCTION GROUP, LLC
BALANCE SHEET
September 30, 2006
(Unaudited)

ASSETS

Current Assets:
Cash	$61,105
Accounts receivable	6,170
Total current assets	67,275

Property and equipment, net of accumulated depreciation of $62,767	36,254

Other assets	9,015

Total assets	$112,544

LIABILITIES AND MEMBERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$34,718
Reserve for refunds	70,681
Total current liabilities	105,399

Payable to former member	64,026

Total liabilities	169,425

Members' deficit	(56,881)

Total liabilities and members' deficit	$112,544

See Notes to Unaudited Financial Statements.

THE DEBT REDUCTION GROUP, LLC
STATEMENTS OF OPERATIONS

	For the nine-month periods
	ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)

Net revenues	$596,805	$774,226

Cost of revenues	-	215,936

Gross profit	596,805	558,290

Operating expenses:
Selling, general and administrative	605,679	606,531

Operating loss	(8,874)	(48,241)

Other income (expense):
Interest expense-related party	(1,969)	(984)
Interest expense	(190)	(2,922)
	(2,159)	(3,906)

Net loss	$(11,033)	$(52,147)

See Notes to Unaudited Financial Statements.

THE DEBT REDUCTION GROUP, INC.
STATEMENTS OF CASH FLOWS

	For the nine-months period ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(11,033)	$(52,147)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation	15,322	18,293
Changes in operating assets and liabilities:
Accounts receivable	14,600	(11,975)
Other assets	-	1,000
Accounts payable and accrued expenses	(1,288)	(1,781)
Accrued interest on due to former member	1,969	984
Reserve for refunds	35,292	8,255

Net cash provided by (used in) operating activities	54,862	(37,371)

Cash flows from financing activities:
Proceeds from advance payable to a related party	-	5,000
Principal repayments of due to former member	(14,583)	-
Principal repayments capital lease obligations	(5,700)	(16,611)

Net cash used in financing activities	(20,283)	(11,611)

Net increase (decrease) in cash	34,579	(48,982)

Cash, beginning of period	26,526	65,856

Cash, end of period	$61,105	$16,874

Supplemental disclosures of cash flow information:
Cash paid for taxes	$-	$-

Cash paid for interest	$190	$2,922

Supplemental disclosures for non-cash financing activity:

Repurchase of member interest and corresponding increase in due to former member	$-	$75,000

See Notes to Unaudited Financial Statements.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2006 and 2005
(Unaudited)

NOTE 1- ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Nature of Operations

The Debt Reduction Group, LLC (the "Company") was incorporated in the state of Delaware as a Limited Liability Company. The Company primarily provides sales and marketing support for debt settlement solutions offered by debt settlement agencies to consumers in the United States.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of recurring accruals, considered for a fair presentation have been included. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at September 30, 2006.

Revenue Recognition

The Company generates a substantial portion of its revenues from commissions fees earned from the sale and marketing of debt reduction solutions offered to consumers by a debt settlement agency. The consumers generally enter in a debt solution program with the debt settlement agency which provides for monthly payments by the consumers over a period ranging between 1 to 3 years. The commission is based on a predetermined percentage of the total compensation earned by the debt settlement agency for its services to consumers. The Company earns its fees upon payment by consumers to the debt settlement agency within the first 8 months of the debt solution program, assuming that all consumers will make all their payments.

Prior to June 2005, the Company marketed and sold the debt solutions while also implementing the solution, providing customer service, and ultimately renegotiating the consumers’ debt with their creditors. The consumers entered in a debt solution program with the Company which provided for monthly payments by the consumers over a period ranging between 1 to 3 years. The Company’s fee was a percentage of the debt renegotiated on behalf of the consumers.

During June 2005, the Company outsourced the debt solution administration of its existing clients to a debt settlement agency. This administration includes implementation, customer service, and the actual debt negotiation. Pursuant to the outsourcing arrangement, the debt settlement agency

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2006 and 2005
(Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( continued)

pays the Company a predetermined percentage of the monthly payments made by the consumers to the debt settlement agency.

The Company waits until the collection of the consumers’ monthly payments by the debt settlement agency occur before recognizing revenue because it is not yet realized or realizable until such time. Furthermore, no amount of the commission fee is fixed or determinable or collectible until the debt agency collects the monthly fee from the consumers.

The agreement between the Company and the debt settlement agency provides for a refund by the Company to the debt settlement agency for any excess of the total commission fees paid to the Company over the amount they should have receive over the actual amount earned based upon the actual amount received by the debt settlement agency from the consumers. The Company estimates such refundable amount based on historical rates, economic conditions, and other factors. The estimate of refunds is recorded as reserve for refunds. The Company recorded a reserve for refunds of approximately $71,000 at September 30, 2006.

The Company also generates revenues, to a lesser extent, by selling leads it generates to synergistic companies operating in the debt consumer market segment and from ads that appears on its network of web sites.

Customer Concentration Risk

One of the Company’s customers, a debt reduction agency, accounted for 100% and 11% of its revenues during the nine month periods ended September 30, 2006 and 2005, respectively. However, the Company's ultimate customers are the consumers which are referred to the debt reduction agency, none of which account for more than 10% of its revenues.

Concentration of Credit Risk

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

The Company's cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institutions in which it holds deposits. As of September 30, 2006 the Company had no deposits in excess of FDIC limits.

The Company's accounts receivable are due from a debt settlement agency located in the United States. Collateral is not required. One of the Company's customers accounted for 100% of its accounts receivable during the nine month periods ended September 30, 2006 and 2005.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2006 and 2005
(Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(continued)

Product Concentration

The Company generates a substantial portion of its revenues from commissions fees earned from the sale and marketing of debt solutions offered to consumers by a debt settlement agency.

Depreciation

The Company's property and equipment are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets, which range between three and five years.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates.

Advertising Costs

The Company conducts non-direct response advertising. These costs are expensed as incurred. Advertising costs amounted to $287,518 and $209,868 for the nine month periods ended September 30, 2006 and 2005, respectively.

Income Tax

As a limited liability company, the Company is treated as a partnership for Federal and State income tax purposes. Under subchapter K of the Internal Revenue Code, each member is taxed separately on his distributive share of the Company’s income whether or not that income is actually distributed. Accordingly, no provision for income taxes has been recorded in the accompanying statements of operations for the nine month periods ended September 30, 2006 and 2005, respectively.

Distributions to members of the Company during the nine month periods ended September 30, 2006 and 2005, which amounted to approximately $150,000 and $104,000, respectively, were recorded as compensation for financial reporting purposes and are included in the selling, general, and administrative expenses.

Segment reporting

The Company operates in one segment, sales and marketing support for debt settlement solutions offered by debt settlement agencies to consumers in the United States. The Company’s chief

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2006 and 2005
(Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(continued)

operating decision-making evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company’s statements of operations.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after September 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial statements.

In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2006 and 2005
(Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(continued)

Fair value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses, and payable to former member approximate their fair value due to their short-term maturities.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value. At September 30, 2006, a provision for doubtful accounts was deemed unnecessary.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment, which are reflected at cost, consist of the following at September 30, 2006:

September 30,
2006
Furnitures and fixtures	$23,569
Computer equipment and software	34,408
Telephone equipment	41,045
Total property and equipment	99,022
Less: accumulated depreciation	(62,767)

Property and equipment, net	$36,255

Depreciation expense amounted to $15,322 and $18,293 during the nine month periods ended September 30, 2006 and 2005, respectively.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at September 30, 2006 consist primarily of trade payables.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2006 and 2005
(Unaudited)

NOTE 6 - LEASE COMMITMENTS

The Company leases its facility under an operating lease with a term of three years, payable in monthly installments. Total lease expense for the nine month periods ending September 30, 2006 and 2005 were $57,697 and $56,011, respectively. The future minimum annual payment under operating leases is:

	Operating Lease	Less: Sublease	Net Lease
2007	35,548	( - )	$ 35,548

The Company leases its phone equipment under a capital lease. The capital lease provides for a monthly payment of $1,536 and expired in April 2006. The Company exercised its option to purchase the equipment for $1 during 2006.

At September 30, 2006, there was no more future minimum lease payments under capital leases.

NOTE 7 - RELATED PARTY TRANSACTIONS

During May 2005, the Company repurchased one of its member’s membership interest for $75,000. The due to former member amounted to approximately $64,000 at September 30, 2006. The due to former member matures on December 31, 2008 and bears interest at a rate of 3.5% per annum. The due to former member is payable in 36 monthly installments beginning January 2006 if the monthly and cumulative net income, as defined, is greater than $22,500. The Company paid to the former member approximately $15,000 and $0 during the nine month periods ended September 30, 2006 and 2005, respectively. The accrued interest is waived if the former member is paid by January 10, 2009. The Company recorded interest expense of approximately $2,000 and $1,000 during the nine month periods ended September 30, 2006 and 2005, respectively, in connection with the due to former member.

NOTE 8 - SUBSEQUENT EVENT

During December 2006, the Company entered into an agreement to dispose of substantially of all its operating assets and intangible assets to Accelerize New Media, Inc. (“ANM”). In consideration of the disposition of the assets, the Company received 3,500,000 shares common stock of ANM. The Company will discontinue its operating activities once the disposition occurs, which is expected to be effective in January 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members’
The Debt Reduction Group, LLC
Los Angeles, CA

We have audited the accompanying balance sheet of The Debt Reduction Group, LLC as of December 31, 2005 and 2004 and the related statements of operations, members' equity (deficit) and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Debt Reduction Group, LLC as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
December 15, 2006

THE DEBT REDUCTION GROUP, LLC
BALANCE SHEET
December 31, 2005

ASSETS
Current Assets:
Cash	$26,526
Accounts receivable	20,770
Total current assets	47,296

Property and equipment, net of accumulated depreciation of $47,445	51,576
Other assets	9,015

Total assets	$107,887

LIABILITIES AND MEMBERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$36,085
Reserve for refunds	35,389
Capitalized lease obligation- short term	5,622
Payable to former member	76,640
Total current liabilities	153,736

Capitalized lease obligation, net of short term portion	-

Total liabilities	153,736

Members' deficit	(45,849)

Total liabilities and members' deficit	$107,887

See Notes to Financial Statements.

THE DEBT REDUCTION GROUP, LLC
STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2005	2004

Net revenues	$1,001,242	$1,618,093

Cost of revenues	215,936	245,916

Gross profit	785,306	1,372,177

Operating expenses:
Selling, general and administrative	827,950	1,405,659

Operating income	(42,644)	(33,482)

Other income (expense):
Interest expense-related party	(1,640)	-
Interest expense	(5,859)	(2,868)
	(7,499)	(2,868)

Net loss	$(50,143)	$(36,350)

See Notes to Financial Statements.

THE DEBT REDUCTION GROUP, LLC
STATEMENT OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
From January 1, 2004 to December 31, 2005

Opening balance, January 1, 2004	$115,644
Net loss	(36,350)
Balance at December 31, 2004	79,294

Repurchase of member's interest	(75,000)
Net loss	(50,143)
Ending balance, December 31, 2005	$(45,849)

See Notes to Financial Statements

THE DEBT REDUCTION GROUP, LLC
STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2005	2004

Cash flows from operating activities:
Net loss	$(50,143)	$(36,350)
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	24,391	18,170
Changes in operating assets and liabilities:
Accounts receivable	(20,770)	-
Other assets	1,115	(7,263)
Accounts payable and accrued expenses	(8,889)	12,145
Accrued interest- due to former member	1,640	-
Reserve for refunds	35,389	-

Net cash used in operating activities	(17,267)	(13,298)

Cash flows used in investing activity:
Purchases of property and equipment	-	(35,028)

Net cash used in investing activity	-	(35,028)

Cash flows from financing activities:
Proceeds from advance from a related party	5,000	-
Repayment of advance from a related party	(5,000)	-
Principal repayments capital lease obligations	(22,063)	(13,365)

Net cash used in financing activities	(22,063)	(13,365)

Net decrease in cash	(39,330)	(61,691)

Cash, beginning of year	65,856	127,547

Cash, end of year	$26,526	$65,856

Supplemental disclosures of cash flow information:
Cash paid for taxes	$-	$-

Cash paid for interest	$5,859	$2,868

Supplemental disclosures for non-cash financing activity:

Repurchase of member interest and corresponding increase in due to former member	$75,000	$-

Purchase of fixed assets and corresponding increase in capital lease obligations	$-	$41,050

See Notes to Financial Statements.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1- ORGANIZATION AND DESCRIPTION OF BUSINESS

Nature of Operations

The Debt Reduction Group, LLC (the "Company") was incorporated in the state of Delaware as a Limited Liability Company. The Company primarily provides sales and marketing support for debt settlement solutions offered by debt settlement agencies to consumers in the United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2005.

Revenue Recognition

The Company generates a substantial portion of its revenues from commissions fees earned from the sale and marketing of debt reduction solutions offered to consumers by a debt settlement agency. The consumers generally enter in a debt solution program with the debt settlement agency which provides for monthly payments by the consumers over a period ranging between 1 to 3 years. The commission is based on a predetermined percentage of the total compensation earned by the debt settlement agency for its services to consumers. The Company earns its fees upon payment by consumers to the debt settlement agency within the first 8 months of the debt solution program, assuming that all consumers will make all their payments.

Prior to June 2005, the Company marketed and sold the debt solutions while also implementing the solution, providing customer service, and ultimately renegotiating the consumers’ debt with their creditors. The consumers entered in a debt solution program with the Company which provided for monthly payments by the consumers over a period ranging between 1 to 3 years. The Company’s fee was a percentage of the debt renegotiated on behalf of the consumers.

During June 2005, the Company outsourced the debt solution administration of its existing clients to a debt settlement agency. This administration includes implementation, customer service, and the actual debt negotiation. Pursuant to the outsourcing arrangement, the debt settlement agency pays the Company a predetermined percentage of the monthly payments made by the consumers to the debt settlement agency.

The Company waits until the collection of the consumers monthly payments by the debt settlement agency occur before recognizing revenue because it is not yet realized or realizable until such time. Furthermore, no amount of the commission fee is fixed or determinable or collectible until the debt agency collects the monthly fee from the consumers.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The agreement between the Company and the debt settlement agency provides for a refund by the Company to the debt settlement agency for any excess of the total commission fees paid to the Company over the amount they should have receive over the actual amount earned based upon the actual amount received by the debt settlement agency from the consumers. The Company estimates such refundable amount based on historical rates, economic conditions, and other factors. The estimate of refunds is recorded as deferred revenues. The Company recorded a reserve for refunds of approximately $35,000 at December 31, 2005.

The Company also generates revenues, to a lesser extent, by selling leads it generates to synergistic companies operating in the debt consumer market segment and from ads that appears on its network of web sites.

Customer Concentration Risk

One of the Company’s customers, a debt reduction agency, accounted for 26% of its revenues during 2005. However, the Company's ultimate customers are the consumers which are referred to the debt reduction agency, none of which account for more than 10% of its revenues. None of the Company’s customers accounted for more than 10% of the revenues during 2004.

Concentration of Credit Risk

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

The Company's cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institutions in which it holds deposits. As of December 31, 2005 the Company had no deposits in excess of FDIC limits.

The Company's accounts receivable are due from a debt settlement agency located in the United States. Collateral is not required. One of the Company's customers accounted for 100% of its accounts receivable at December 31, 2005.

Product Concentration

The Company generates a substantial portion of its revenues from commissions fees earned from the sale and marketing of debt solutions offered to consumers by a debt settlement agency.

Depreciation

The Company's property and equipment are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets, which range between three and five years.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates.

Advertising Costs

The Company conducts non-direct response advertising. These costs are expensed as incurred. Advertising costs amounted to $344,714 and $383,948 during 2005 and 2004, respectively.

Income Tax

As a limited liability company, the Company is treated as a partnership for Federal and State income tax purposes. Under subchapter K of the Internal Revenue Code, each member is taxed separately on his distributive share of the Company’s income whether or not that income is actually distributed. Accordingly, no provision for income taxes has been recorded in the accompanying statement of operations for the 2005 and 2004, respectively.

Distributions to members of the Company during 2005 and 2004, which amounted to approximately $383,000 and $120,000, respectively, were recorded as compensation for financial reporting purposes and are included in the selling, general and administrative expenses.

Segment reporting

The Company operates in one segment, sales and marketing support for debt settlement solutions offered by debt settlement agencies to consumers in the United States. The Company’s chief operating decision-making evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company’s statements of operations.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(continued)

years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after September 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial statements.

In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

Fair value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses, and due to former member approximate their fair value due to their short-term maturities.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2005, a provision for doubtful accounts was deemed unnecessary.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment, which are reflected at cost, consist of the following at December 31, 2005:

December 31,
2005
Furnitures and fixtures	$23,569
Computer equipment and software	34,408
Telephone equipment	41,044
Total property and equipment	99,021
Less: accumulated depreciation	(47,445)

Property and equipment, net	$51,576

Depreciation expense amounted to approximately $24,000 and $18,000 during fiscal 2005 and 2004, respectively.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable at December 31, 2005 consist primarily of trade payables.

NOTE 6 - LEASE COMMITMENTS

The Company leases its facility under an operating lease with a term of three years, payable in monthly installments. Total lease expense for the year ended December 31, 2005 and the year ended December 31, 2004 were $74,833 and $62,514, respectively. The future minimum annual payment under operating leases is:

	Operating Lease	Less: Sublease	Net Lease
2006	77,087	(21,600)	$55,487
2007	35,548	( - )	$ 35,548

The Company leases its phone equipment under a capital lease. The capital lease provides for a monthly payment of $1,948 and expires in April 2006. The Company exercised its option to purchase the equipment for $1 during 2006.

THE DEBT REDUCTION GROUP, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 6 - LEASE COMMITMENTS-continued

At December 31, 2005, the future minimum lease payments under capital leases are as follows:

Capital Leases

Total minimum lease payments- 2006	$5,845
Less: amount representing interest	(223)

Present value of net minimum lease payments	5,622
Less: current maturities	(5,622)
Total long-term obligation	$-

NOTE 7 - RELATED PARTY TRANSACTIONS

During May 2005, the Company repurchased one of its member’s membership interest for $75,000, which is due to the former member at December 31, 2005. The due to former member matures on December 31, 2008 and bears interest at a rate of 3.5% per annum. The due to former member is payable in 36 monthly installments beginning January 2006 if the monthly and cumulative net income, as defined, is greater than $22,500. No payments were made during 2005. The accrued interest is waived if the due to former member is paid by January 10, 2009. The Company recorded interest expense of $1,640 in connection with the due to former member at December 31, 2005.

NOTE 8- SUBSEQUENT EVENT - (Unaudited)

During December 2006, the Company entered into an agreement to dispose of substantially of all its operating assets and intangible assets to Accelerize New Media, Inc. (“ANM”). In consideration of the disposition of the assets, the Company received 3,500,000 shares common stock of ANM. The Company will discontinue its operating activities once the disposition occurs, which is expected to be effective in January 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation and By-laws provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by Accelerize in connection with the offering of the securities being registered are as follows:

SEC Registration and Filing Fee	$270.07
Legal Fees and Expenses*	$40,000.00
Accounting Fees and Expenses*	$42,000.00
Financial Printing*	$1,500.00
Transfer Agent Fees*	$1,500.00
Miscellaneous*	$729.93
TOTAL	$86,000.00

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he or it was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

10% Series A Convertible Preferred Stock

Between August 2006 and November, 2006 we sold an aggregate of 54,000 shares of 10% Series A Convertible Preferred Stock resulting in gross proceeds to us of $810,000. We issued the holders of the stock seven-year warrants to purchase an aggregate of 810,000 shares of our common stock at an exercise price of $0.15 per share. The shares of preferred stock are convertible into shares of our common stock, at any time, at the option of the holder and a conversion price of $0.15 per share, at an initial rate of conversion of 100 shares of common stock for each one share of Preferred Stock, subject to anti-dilution provisions in the case of stock splits, dividends or if we issue shares of our common stock or other securities convertible into shares of our common stock at an effective price less than $0.15 per share. In the event a public market is established for our common stock, the 10% Series A Preferred Stock are subject to mandatory conversion by the company upon a 30 day notice if the average closing price of our common stock is $0.40 or more per share for 10 consecutive trading days and the average daily volume is at least 100,000 shares. The holders of our 10% Series A Preferred Stock are entitled to receive a cumulative preferential dividend of 10% per annum on the stated value of the 10% Series A Preferred Stock owned by them. The dividend is payable at the company’s option in cash or shares of common stock valued at $0.15 per share. The company does not intend to pay any cash dividend in the near future. Dividends are payable on a quarterly basis on each of September 1, December 1, March 1, and June, commencing September 1, 2006.

Skyebanc, Inc. acted as placement agent in the transaction and were paid a commission of 10% of the total amount raised by us. In addition, we issued to Skyebanc warrants to purchase 540,000 shares of our common stock with an exercise price of $0.15 per share as compensation. The common stock underlying Skyebanc’s warrants are being registered in the registration statement of which this prospectus is a part. Skyebanc is a registered broker-dealer, and as such is considered an “underwriter” as this term is defined in the Securities Act.

We agreed not to issue additional debt securities in excess of $100,000 so long as the 10% Series A Convertible Preferred Stock is outstanding without the prior consent of the holders of a majority of the Series A Convertible Preferred Stock issued and outstanding.

We granted the Preferred Stockholders piggyback registration rights covering the common shares underlying the Series A Preferred Stock and common stock underlying warrants. We have included shares of common stock issuable upon conversion of the Preferred Stock, as well as the shares of common stock issuable upon the exercise of the warrants, in the registration statement of which this prospectus is a part in satisfaction of those piggy-back registration rights.

Common Stock

Between January 1, 2006 and January 31, 2006 we sold an aggregate of 3,500,000 shares of common stock for $0.10 per share, resulting in gross proceeds to us of $350,000. There were no options or warrants were associated with this common stock offering. There was no placement agent involved with this offering.  On and before January 1, 2006 we issued a total of 15,500,000 shares of common stock $0.001 par value to founders and consultants for services rendered.

Exemptions

All of the above issuances were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act.

ITEM 27. EXHIBITS.

Exhibit Number	Description
2	Asset Purchase Agreement by and Between the Registrant and The Debt Reduction Group Inc., dated December 15, 2006.
3.1	Certificate of Incorporation dated November 22, 2005, as amended by Certificate of Designation dated August 8, 2006 and Certificate of Designation dated December 20, 2006
3.2	Bylaws
4.1	Form of Common Stock Certificate
4.2	Form of Preferred Stock Certificate
4.3	Form of Warrant
5	Form of Legal Opinion of Sullivan & Worcester LLP
10.1	Accelerize New Media Inc. Stock Option Plan adopted December 15, 2006
10.2	Employment Agreement effective as of January 1, 2007 between the Registrant and Brian Ross
10.3	Employment Agreement effective as of January 1, 2007 between the Registrant and Chris Meredith
23.1	Consent of Sherb & Co., LLP
23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5)
24	Power of Attorney (included on the signature page hereof)

ITEM 28. UNDERTAKINGS.

The small business issuer will:

(1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information to the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Whitefish, State of Montana on December 21, 2006.

Accelerize New Media, Inc.

By:  /s/ Brian Ross

Brian Ross
President, Chief Executive Officer, Treasurer, Secretary, Director,
Principal Executive Officer and Principal Accounting Officer

POWER OF ATTORNEY

The undersigned directors and officers of Accelerize New Media Inc. hereby constitute and appoint Brian Ross, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brian Ross Brian Ross	President, Chief Executive Officer, Treasurer, Secretary and Director (Principal Financial Officer)	12/21/06

/s/ Chris Meredith Chris Meredith	Chief Technology Officer and Director	12/21/06